UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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HELEN OF TROY LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

July 11, 2013

Dear Shareholders:

It is my pleasure to invite you to the 2013 Annual General Meeting of the Shareholders of Helen of Troy Limited. The meeting will be held at 1:00 p.m., Mountain Daylight Time, on Tuesday, August 27, 2013, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas. In addition to the business to be transacted at the meeting, members of management will present information about the Company’s operations and will be available to respond to your questions.

We encourage you to help us reduce printing and mailing costs and conserve natural resources by signing up for electronic delivery of our shareholder communications. For more information, see “Electronic Delivery of Shareholder Communications” in the enclosed proxy statement.

At our meeting, we will vote on proposals (1) to set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and elect the seven nominees to our Board of Directors, (2) to provide advisory approval of the Company’s executive compensation,  (3) to appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, and (4) to transact such other business as may properly come before the meeting.  The accompanying Notice of Annual General Meeting of Shareholders and proxy statement contains information that you should consider when you vote your shares.  Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

It is important that you vote your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible, or appoint your proxy by telephone or on the Internet as set forth above. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy and vote in person at that time.  I look forward to seeing you at the meeting. On behalf of the management and directors of Helen of Troy Limited, I want to thank you for your continued support and confidence.

Sincerely,

/s/ Gerald J. Rubin

Gerald J. Rubin
Chairman of the Board,
Chief Executive Officer and
President

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 27, 2013

Notice is hereby given that the 2013 Annual General Meeting of the Shareholders (the “Annual Meeting”) of Helen of Troy Limited, a Bermuda company (the “Company”), will be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 27, 2013, at 1:00 p.m., Mountain Daylight Time, for the following purposes:

1.              To set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and elect the seven nominees to our Board of Directors;

2.              To provide advisory approval of the Company’s executive compensation;

3.              To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration; and

4.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 27, 2013. You are urged to read carefully the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting.

If you do not expect to be present in person at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation. Also, for your convenience, you can appoint your proxy via touch-tone telephone at 1-800-690-6903 or via the Internet at WWW.PROXYVOTE.COM.

The proxy statement and the Company’s 2013 Annual Report to Shareholders are also available on our hosted website at HTTP://MATERIALS.PROXYVOTE.COM/G4388N. For additional related information, please refer to the “Important Notice Regarding Internet Availability of Proxy Materials” in the enclosed proxy statement.

You are cordially invited and encouraged to attend the Annual Meeting in person.

/s/ Vincent D. Carson

Vincent D. Carson
Senior Vice President, General Counsel and Secretary

El Paso, Texas
July 11, 2013

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE.  IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.  MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY MARKING, DATING AND SIGNING THE ENCLOSED PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED.  IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

Page
Solicitation of Proxies	1
Voting Securities and Record Date	1
Quorum; Voting	2
Attending the Annual Meeting	2
Proposal 1: Election of Directors	3
Corporate Governance	5
Board Leadership and the Board’s Role in Risk Oversight	6
Board Committees and Meetings	7
Shareholder Communications to the Board of Directors	9
Compensation Committee Interlocks and Insider Participation	9
Director Compensation	9
Director Compensation for Fiscal Year 2013	9
Directors Fees Earned or Paid in Cash for Fiscal Year 2013	10
Grants to Directors of Plan-Based Awards in Fiscal Year 2013	11
Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2013	11
Director Stock Ownership and Compensation Guidelines	12
Non-Employee Directors Equity Compensation Plan	12
Security Ownership of Certain Beneficial Owners and Management	13
Executive Officers	14
Report of the Compensation Committee	15
Compensation Discussion and Analysis	15
Executive Compensation	29
Summary Compensation Table	29
All Other Compensation for Fiscal Year 2013	31
Grants of Plan-Based Awards in Fiscal Year 2013	31
Outstanding Equity Awards at Fiscal Year-End 2013	32
Option Exercises	33
Employment Contract for Chairman of the Board, Chief Executive Officer and President	34
Equity Compensation Plan Information	38
Potential Payments Upon Termination or Change in Control	41
Compensation Risks	43
Certain Relationships - Related Person Transactions	44
Audit Committee Matters	45
Audit and Other Fees For Services Provided by Our Independent Registered Public Accounting Firm	46
Proposal 2: Advisory Approval of the Company’s Executive Compensation	47
Proposal 3: Appointment of Auditor and Independent Registered Public Accounting Firm and Authorization of the Audit Committee of the Board of Directors to set the Auditor’s Remuneration	48
Shareholder Proposals	48
Section 16(a) Beneficial Ownership Reporting Compliance	48
Other Matters	48
Householding of Materials	49
Important Notice Regarding Internet Availability of Proxy Materials	49
Electronic Delivery of Shareholder Communications	49
How to Obtain Our Annual Report, Proxy Statement and Other Information about the Company	49

HELEN OF TROY LIMITED

Clarendon House

Church Street

Hamilton, Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

August 27, 2013

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Helen of Troy Limited (the “Company”) for use at its Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, on Tuesday, August 27, 2013, at 1:00 p.m., Mountain Daylight Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of our Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. The proxy statements and form of proxy cards are to be distributed to shareholders on or about July 11, 2013.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•                                    FOR setting the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and electing the seven nominees to the Board of Directors, as set forth in Proposal 1.

•                                    FOR the advisory approval of the Company’s executive compensation, as set forth in Proposal 2.

•                                  FOR the appointment of Grant Thornton LLP as the auditor and independent registered public accounting firm of the Company and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, as set forth in Proposal 3.

In addition, if other matters are properly presented for voting at the Annual Meeting or any adjournment thereof, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting. To pass, each proposal included in this year’s proxy statement requires an affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person.

The Annual Report to Shareholders for the year ended February 28, 2013 (“fiscal year 2013”), including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone and personal interview, or hire an outside proxy solicitor. Forms of proxy and proxy materials may also be distributed through brokers, custodians and like parties to beneficial owners of our common shares, par value $0.10 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

VOTING SECURITIES AND RECORD DATE

The close of business on June 27, 2013, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 27, 2013, there were 31,976,889 shares of Common Stock issued and outstanding, each entitled to one vote per share.

QUORUM; VOTING

Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares and this proxy statement is being sent directly to you by the Company.  If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.

The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Proxies marked as “Withhold Authority” on the election of Directors will be treated as present at the Annual Meeting for purposes of determining the quorum.

Abstentions and broker non-votes are also counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when shares held in street name by a broker or nominee are represented at the Annual Meeting, but such broker or nominee is not empowered to vote those shares on a particular proposal because the broker has not received voting instructions from the beneficial owner.

Under the rules that govern brokers who are voting with respect to shares held by them in a street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Routine matters include the appointment of auditors, submitted to the shareholders in Proposal 3. Non-routine matters include the election of Directors, submitted to shareholders in Proposal 1, and the advisory approval of the Company’s executive compensation, submitted to shareholders in Proposal 2. As a result, with regard to Proposals 1 and 2, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on that proposal.  We therefore urge you to vote on ALL voting items.

If a quorum is present, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected.  The affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy shall also be the act of the shareholders with respect to Proposal 2.  Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to any of the proposals because abstentions and broker non-votes are not considered to be votes cast under the applicable laws of Bermuda.

The advisory vote on executive compensation is non-binding. Although the vote is non-binding, the Compensation Committee and the Board of Directors will review and carefully consider the outcome of the advisory vote to approve the Company’s executive compensation and those opinions when making future decisions regarding executive compensation programs.  Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

If within half an hour from the time appointed for the Annual Meeting a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

ATTENDING THE ANNUAL MEETING

A person is entitled to attend the Annual Meeting only if that person was a shareholder or joint shareholder as of the close of business on the record date or that person holds a valid proxy for the Annual Meeting.  If you hold your shares in street name and desire to vote your shares at the Annual Meeting, you must provide a signed proxy directly from the holder of record giving you the right to vote the shares or a letter from the broker or nominee appointing you as their proxy.  The proxy card enclosed with this proxy statement is not sufficient to satisfy this requirement.   If you hold your shares in street name and desire to attend the Annual Meeting, you must also provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date or other similar evidence of ownership.  If you are the shareholder of record or hold a valid proxy for the Annual Meeting, your name or the name of the person on whose behalf you are proxy must be verified against the list of shareholders of record on the record date as shown on the list of shareholders of the Company prior to being admitted to and prior to voting at the Annual Meeting.  All shareholders must, if requested by representatives of the Company, present photo identification for admittance.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting and/or will not be permitted to vote, as applicable.

PROPOSAL 1: ELECTION OF DIRECTORS

The bye-laws of the Company state that the number of our Directors shall be established by the shareholders from time to time but shall not be less than two. The Company currently has seven members who serve on the Board of Directors.  The Nominating Committee has nominated seven candidates for election to the Board of Directors.  Accordingly, the Board of Directors recommends that the number of Director positions be set at seven.  In the event that less than seven Directors are elected, then the number of Director positions set shall not be seven, but instead shall equal the number of Directors actually elected.

The seven persons named below are the nominees for election as Directors. Each nominee has consented to serve as a Director if elected. One of the seven candidates, Mr. Gerald J. Rubin, is a member of the Company’s senior management. Under Mr. Rubin’s employment agreement, the Company agreed to use its best efforts to cause Mr. Rubin to be nominated for election to the Board of Directors and elected by the Board of Directors as Chairman of the Board. The Board of Directors has determined that the remaining six candidates, Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, William F. Susetka, Adolpho R. Telles and Darren G. Woody are independent Directors as defined in the applicable listing standards for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”).  Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined.  Each Director elected shall serve as a Director until the next annual general meeting of shareholders, or until his or her successor is elected or appointed.

Nominees for the Election of Directors

Set forth below are descriptions of the business experience of the nominees for election to our Board of Directors as well as their qualifications:

GARY B. ABROMOVITZ, age 70, has been a Director of the Company since 1990.  He is Deputy Chairman of the Board, Lead Independent Director and Chairman of both the Compensation Committee and the Nominating Committee.  He also chairs the executive sessions of the independent Directors and serves as a member of the Audit Committee and the Corporate Governance Committee.  Mr. Abromovitz is an attorney and has acted as a consultant to several law firms in business related matters, including trade secrets, unfair competition and commercial litigation. He also has been active for more than thirty years in various real estate development and acquisition transactions involving industrial buildings, medical offices and commercial, residential and historic properties.  Until August 10, 2012, Mr. Abromovitz served as a Director of CardioVascular BioTherapeutics, Inc.

Mr. Abromovitz possesses an in-depth knowledge of the history and operations of the Company and provides the Board with a significant leadership role as Deputy Chairman, as well as Chairman of the Compensation Committee and the Nominating Committee.  He also has a significant understanding of corporate governance and compensation guidelines, as well as experience managing board affairs. Further, Mr. Abromovitz’s background as an attorney and his practical business experience provides a unique perspective to the Board.

JOHN B. BUTTERWORTH, age 61, has been a Director of the Company since 2002. Mr. Butterworth is a Certified Public Accountant and a shareholder in the public accounting firm of Weatherley, Butterworth, Macias & Graves P.C. located in El Paso, Texas.   Mr. Butterworth has thirty-four years of certified public accounting experience and has been a member of the Company’s Audit Committee for the last eleven years.

Mr. Butterworth has valuable accounting and tax expertise.  Additionally, Mr. Butterworth has gained a deep understanding of the Company’s business that enables him to provide significant insights regarding the Company’s financial and accounting related matters.  He brings strategic focus to our Board of Directors and has provided leadership and guidance that have helped drive the Company’s growth.

TIMOTHY F. MEEKER, age 66, has been a Director of the Company since 2004, and chairs the Corporate Governance Committee.  He also serves as a member of the Compensation Committee and the Nominating Committee.  Since 2002, Mr. Meeker has served as President and principal in Meeker and Associates, a privately-held management consulting firm.  Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002.  From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers’ Clairol Division.

Mr. Meeker has over thirty-five years experience in the consumer products industry resulting in extensive general management experience with responsibilities for sales, distribution, finance, human resources, customer service and facilities.  In addition, he has a valued perspective on operational matters that is an asset to the Board of Directors.  Mr. Meeker has served as a chairman of the National Association of Chain Drug Stores advisory committee, which allows him to bring an extensive understanding of retail mass market sales and marketing to our Board of Directors.

GERALD J. RUBIN, age 69, a co-founder of the Company, has been the Chairman of the Board, Chief Executive Officer and President of the Company since June 2000.  From 1984 to June 2000, Mr. Rubin was Chairman of the Board and Chief Executive Officer of the Company. Mr. Rubin has been a Director of the Company since 1968. Mr. Rubin also served on the Board of Directors of the El Paso Branch, Federal Reserve Bank of Dallas, Texas from March 2003 to December 2009, and now serves as a member of the Federal Reserve Bank of Dallas Advisory Board.  Mr. Rubin serves on the Board of Directors of the Breast Cancer Charity Foundation of the International Housewares Association and  is a member of the Paso del Norte Group, a local civic organization that promotes economic, social and cultural vitality in the region.

Since co-founding the Company in 1968, Mr. Rubin has served as the Company’s senior executive.  Mr. Rubin has widely regarded business acumen and an intimate knowledge of virtually every aspect of the Company’s operations, its customers and the competitive landscape it operates within.  Additionally, Mr. Rubin has been instrumental in establishing the global scope of the Company’s operations, has significant acquisitions experience and provides significant leadership in establishing the strategic direction for the Company.

WILLIAM F. SUSETKA, age 60, has been a Director of the Company since 2009, and serves as a member of the Compensation Committee and Audit Committee.  Mr. Susetka spent thirty years in marketing and senior management for Clairol, Inc. and Avon Products, Inc.  From 1999 to 2001, Mr. Susetka was President of  the Clairol U.S. Retail Division, with additional responsibility for worldwide research and development and manufacturing.  From 2002 through 2005, Mr. Susetka was President of Global Marketing at Avon Products, Inc. where he led worldwide marketing, advertising and research and development and served on Avon’s Executive Committee.  Prior to 2001, he held positions as President of the Clairol International Division and Vice President/General Manager for the Clairol Professional Products Division.  He served as a Board Member of the Cosmetics, Toiletry and Fragrance Association from 1999 to 2005 and as a member of the Avon Foundation Board from 2004 to 2005.  From October 2005 to January 2006, Mr. Susetka was Chief Operating Officer of Nice Pak Products, Inc., a manufacturer of consumer products that private labeled pre-moistened wipes and other antiseptic wipes.  From 2007 through May 2009, he served as Chief Marketing Officer for the LPGA (Ladies Professional Golf Association).  Mr. Susetka currently serves on the LPGA Board of Directors.

Mr. Susetka provides a wealth of global consumer products industry experience and valuable insight to the Board of Directors.  Mr. Susetka is also instrumental in helping to monitor and adjust the strategic direction of  the Company’s Grooming, Skin Care, and Hair Care products category, provides general guidance regarding consumer brand strategy to the Company’s other product categories, and consulting on related matters to senior management.

ADOLPHO R. TELLES, age 63, has been a Director of the Company since 2005 and chairs the Audit Committee. Mr. Telles is a Certified Public Accountant.  Since January 2004, Mr. Telles has been a business consultant providing advisory services covering a number of areas, including corporate governance, internal auditing, and compliance with the Sarbanes-Oxley Act of 2002.  From December 2010 to April 2011, these advisory services included serving as President and Chief Executive Officer of Mount Franklin Foods, an international nut processing and candy manufacturing/packaging company. He also served as Vice President of Finance and Chief Financial Officer of Mount Franklin Foods from February 2010 to November 2010.  Mr. Telles manages personal investments, including an operating company and is participating in a start-up technology company as a managing member.   Mr. Telles is on the Texas Comptroller’s Advisory Board for the Texas Treasury Safekeeping Trust Company.  Previously, Mr. Telles was with the accounting firm of KPMG LLP, and its predecessors, for twenty-seven years, including over sixteen years as a partner.

Mr. Telles, during his tenure with KPMG, worked on numerous foreign work assignments, which have provided him a valuable global operating perspective.  In addition, Mr. Telles has extensive experience with accounting principles, financial reporting rules and regulations, evaluation of financial results and generally overseeing the financial reporting processes of multi-national public companies from an independent auditor’s perspective.  These qualifications, together with his consulting and advisory experience with national and international companies, makes him well suited to serve as Chairman of the Company’s Audit Committee.

DARREN G. WOODY, age 53, has been a Director of the Company since 2004, and serves as a member of the Compensation Committee, the Corporate Governance Committee and the Nominating Committee.  Mr. Woody is President and Chief Executive Officer of C.F. Jordan Investments L.L.P. and C.F. Jordan Construction LLC, an investment entity and a construction firm with offices in Austin, Dallas, El Paso, Houston, and San Antonio, Texas and field operations throughout the United States. The firm specializes in military, commercial, multi-family and highway construction. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott, Davis and Woody P.C., where he specialized in real estate, business acquisitions and complex financing arrangements.

Mr. Woody brings a multi-disciplined perspective to our Board of Directors given his executive leadership and legal experience.  This background enables him to provide oversight with regard to many of the Company’s legal matters, significant transactional negotiations and the management of challenging complex projects.

The receipt of a majority of the votes cast (the number of shares voted “for” a director nominee exceeding the number of votes cast “against” that nominee) at the Annual Meeting is required to set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the seven nominees for Director.  In the event that any of the Company’s nominees are unable to serve, proxies will be voted for the substitute nominee or nominees designated by our Board of Directors, or will be voted to fix the number of Directors at fewer than seven  and for fewer than seven nominees, as the Board may deem advisable in its discretion.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE SEVEN NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance. Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.

Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, Nominating Committee and Corporate Governance Committee are available under the “Corporate Governance” heading of the investor relations page of our website at the following address: http://www.hotus.com.

Our Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards.  The principal elements of these governance requirements as implemented by our Company are:

•                                 affirmative determination by the Board of Directors that a majority of the Directors are independent;

•                                 regularly scheduled executive sessions of independent Directors;

•                                  Audit Committee, Nominating Committee and Compensation Committee comprised of independent Directors and having the purposes and charters described below under the separate committee headings; and

•                                 specific Audit Committee responsibility, authority and procedures outlined in the charter of the Audit Committee.

Independence. The Board of Directors has determined that the following six nominees for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Gary B. Abromovitz, John B. Butterworth, Timothy F. Meeker, William F. Susetka, Adolpho R. Telles, and Darren G. Woody.  Therefore, 86 percent of the persons nominated to serve on our Company’s Board of Directors are independent as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these six nominated Board members, if elected and appointed to the Audit Committee, Compensation Committee or Nominating Committee, or as discussed above, respectively, is:

•                                 independent for purposes of membership on the Audit Committee under Rule 5605(c)(2) of the NASDAQ listing standards, that includes the independence requirements of Rule 5605(a)(2) and additional independence requirements under SEC Rule 10A-3(b);

•                                 independent under the NASDAQ listing standards for purposes of membership on the Nominating Committee; and

•                                 independent under the NASDAQ listing standards for purposes of membership on the Compensation Committee, as a “non-employee director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

BOARD LEADERSHIP AND THE BOARD’S ROLE IN RISK OVERSIGHT

Board Leadership

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, coupled with a lead Director position to further strengthen the governance structure.  The Board believes this provides an efficient and effective leadership model for the Company, as the Company’s Chief Executive Officer is the Director most familiar with the Company’s business and industry and the Director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Additionally, combining the Chairman and Chief Executive Officer roles fosters clear accountability and effective decision-making.   To ensure effective independent oversight, the Board has adopted a number of governance practices, including:

•                                 a strong, independent, clearly-defined lead Director role (see below for a full description of the role);

•                                 holding executive sessions of the independent Directors regularly; and

•                                 annual performance evaluation of the Chairman and Chief Executive Officer by the independent Directors.

The Board retains the authority to modify this structure to best address the Company’s circumstances, and so advance the best interests of all shareholders, as and when appropriate.  The Board also has designated Gary B. Abromovitz, an independent Director, as the Deputy Chairman and lead Director.  The Deputy Chairman’s authority and responsibilities include:

•                                 presiding at all meetings of the Board when the Chairman is not present and over executive sessions;

•                                 serving as a liaison between the Chairman and the independent Directors; and

•                                 calling meetings of the independent Directors.

Our Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time, as appropriate.  Independent Directors regularly meet without management present, and the Board’s lead Director conducts those sessions.   The Corporate Governance Committee works with the Compensation Committee to identify, develop and recommend succession plans for all of the Company’s senior management, including the Chairman and Chief Executive Officer, to the Board of Directors.

The Board’s Role on Risk Oversight

The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations, and governance. The Board oversees management’s policies and procedures in addressing these and other risks.  Additionally, each of the Board’s four committees (the Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee) monitor and report to the Board those risks that fall within the scope of such committees’ area of oversight responsibility.  For example, the full Board directly oversees strategic risks.  The Nominating Committee directly oversees risk management relating to Director nomination and independence.  The Corporate Governance Committee directly oversees risk management regarding corporate governance.  The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking.  Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance.  The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.

Management has identified risks, designated associated “risk owners” within the organization and receives appropriate reports from the various risk owners as conditions change. Management works with the Board to communicate risk factors to the Board and to enable the Board to understand the Company’s risk identification, risk management and risk mitigation measures relating to strategic matters.  Additional review or reporting of risks is conducted by management as needed or when requested by the Board or a committee.  Additionally, the lead independent Director, working with the Audit Committee and the Corporate Governance Committee, assesses corporate governance practices and risks.  The Corporate Governance Committee annually report their findings to the Board regarding their assessment of the Company’s risks relating to corporate governance.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has four committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Compensation Committee.  The following table shows the composition of these committees as of February 28, 2013 and the number of meetings held during fiscal year 2013:

Director	Executive Sessions of Independent Directors	Audit	Nominating	Corporate Governance	Compensation
Gary B. Abromovitz	Chair	M	Chair	M	Chair

John B. Butterworth	M	M

Timothy F. Meeker	M		M	Chair	M

William F. Susetka	M	M			M

Adolpho R. Telles	M	Chair

Darren G. Woody	M		M	M	M

Number of Meetings Held in Fiscal 2013	5	9	6	5	5

M = Current Member during the 2013 fiscal year

__________

Audit Committee. Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of this committee are to oversee, on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes and integrity of our Company’s financial statements, (2) the audits of our Company’s financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) our compliance with legal and regulatory requirements, and (4) the staffing and ongoing operation of our internal audit function.  The Audit Committee meets periodically with our Chief Financial Officer and other appropriate officers in the discharge of its duties.  The Audit Committee also reviews the content and enforcement of the Company’s Code of Ethics, consults with legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements.

The Board of Directors has determined that each of the members of the Audit Committee is independent as previously described.  In addition, the Board of Directors determined that Mr. Telles qualifies as an “audit committee financial expert” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors also determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Compensation Committee. The Compensation Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of the committee are to (1) evaluate and approve the corporate goals and objectives set by the Chief Executive Officer (the “CEO”), (2) evaluate the CEO’s performance in light of those goals and objectives, (3) make recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans, (4) oversee the administration of our incentive compensation plans and equity-based plans, and (5) produce an annual report on executive compensation for inclusion in the Company’s proxy statement.  The Board of Directors has determined that the members of this committee are independent as previously described.   In addition to formal meetings, the committee also conducted numerous informal telephonic discussions and consulted its legal advisors throughout the year. The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors.  Since fiscal year 2011, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant.  Pearl Meyer works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities.  During fiscal year 2013, Pearl Meyer assisted the Compensation Committee in connection with a discussion of our Chief Executive Officer’s compensation with a proxy advisory firm.  Pearl Meyer performed no other services for the Company and, to date, has not undertaken any projects on behalf of management.  The Compensation Committee has determined that Pearl Meyer has no conflicts of interest relating to its engagement by the Compensation Committee.

Nominating Committee.  The Nominating Committee operates under a written charter that has been adopted by the Board of Directors.  The primary purposes of the committee are to (1) recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, (2) implement the Board’s criteria for selecting new Directors, and (3) oversee the evaluation of our Board.  The Nominating Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to the Board or committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill Board and committee positions.

The committee’s current process for identifying and evaluating nominees for Director consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise and knowledge of our Company. The committee looks for a number of personal attributes in selecting candidates as specified in the Company’s Corporate Governance Guidelines including: sound reputation and ethical conduct; business and professional activities that are complementary to those of the Company; the availability of time and a willingness to carry out their duties and responsibilities effectively; an active awareness of changes in the social, political and economic landscape; an absence of any conflicts of interest; a level of health that allows for attendance and active contribution to most Board and committee meetings; limited service on other boards; and a commitment to contribute to the Company’s overall performance, placing it above personal interests. The committee does not have a diversity policy regarding its selection criteria for determining Director nominees.  However, as specified in the Company’s Corporate Governance Guidelines, the committee makes efforts to maintain members on the Board who have substantial and direct experience in areas of importance to the Company.  Additionally, the committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The committee considers all attributes, business diversity, professional qualifications, and experience of all candidates the committee believes will benefit the Company and increase shareholder value, without regard to gender, race or ethnic background.  The committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

The Nominating Committee will consider candidates recommended by shareholders. Any candidate recommended by shareholders must meet the same general requirements outlined in the previous paragraph to be considered for election.  Any shareholder who intends to present a Director nomination proposal for consideration at the 2014 annual general meeting of shareholders and intends to have that proposal included in the proxy statement and related materials for the 2014 annual general meeting, must deliver a written copy of the proposal to our Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Shareholder Proposals” in this proxy statement and in accordance with the applicable requirements of SEC Rule 14a-8.

If a shareholder does not comply with the Rule 14a-8 procedures, the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders. For a shareholder’s nominee to be considered for nomination as a Director, the shareholder should give timely notice of their nomination in writing to the Secretary of our Company.  To be timely, written suggestions for candidates should be delivered for consideration by the Nominating Committee prior to the next annual general meeting to the Secretary of the Company, Clarendon House, Church Street, Hamilton, Bermuda no later than 45 calendar days before the first anniversary of the date on which the Company sent its proxy statement to shareholders in connection with the previous year’s annual general meeting.  Written suggestions for candidates should be accompanied by a written consent of the proposed candidate to serve as a Director if nominated and elected, a description of his or her qualifications and other relevant biographical information. The Nominating Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate.

Under the SEC Rules (and assuming consent to disclosure is given by the proponents and nominee), our Company must disclose any nominations for Director made by any person or group beneficially owning more than five percent of our outstanding Common Stock by March 8, 2013.  Our Company did not receive any such nominations for the Annual Meeting.

Corporate Governance Committee.  The primary purposes of the committee are to (1) develop, recommend to the Board and assess our corporate governance policies, and (2) evaluate, develop and recommend to the Board succession plans for all of the Company’s senior management. The Corporate Governance Committee works with the Compensation Committee to develop and recommend succession plans to the Board of Directors.

Meetings of Board of Directors and its Committees.  The Board of Directors held four regularly scheduled meetings and one telephonic meeting during fiscal year 2013.  Each member of the Board of Directors attended all meetings of our Board of Directors and committee meetings of which he was a member.  We encourage, but do not require, the members of the Board of Directors to attend annual general meetings.  Last year, all of our current Directors attended the annual general meeting of shareholders.  We expect that all Board members will attend the Annual Meeting.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any record or beneficial owner of our shares of Common Stock who has concerns about accounting, internal accounting controls or auditing matters relating to our Company may contact the Audit Committee directly.  Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee.  The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to our Company.  If particular communications are directed to the full Board, independent Directors as a group, or individual Directors, the Audit Committee will route these communications to the appropriate Directors or committees so long as the intended recipients are clearly stated.

Communications intended to be anonymous may be made by calling our national hotline service at 866-210-7649 or 866-210-7650.  When calling, please identify yourself as a shareholder of our Company intending to communicate with the Audit Committee.  This third party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated.  You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas, 79912, USA, Attention: Chairman of the Audit Committee.  Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of our Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company, and no executive officer of the Company served on the Compensation Committee (or equivalent), or the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

DIRECTOR COMPENSATION

The following table summarizes the total compensation earned by all non-employee Directors during fiscal year 2013:

Director Compensation for Fiscal Year 2013

	Fees Earned
	or Paid	Stock
	in Cash	Awards		Total
Name	($)	($)		($)
Gary B. Abromovitz	150,000	78,856	(1)	228,856
John B. Butterworth	84,000	78,856	(1)	162,856
Timothy F. Meeker	82,000	78,856	(1)	160,856
William F. Susetka	84,000	78,856	(1)	162,856
Adolpho R. Telles	100,000	78,856	(1)	178,856
Darren G. Woody	78,000	78,856	(1)	156,856

__________

(1)         The amounts above are based on the grant date fair value of $32.88, $30.30, $32.12 and $30.87 per share on March 1, June 1, September 4, and December 3, 2012, respectively, computed in accordance with FASB ASC Topic 718.  Under stock ownership guidelines adopted by the Board, each Director is required to hold the shares until their retirement from the Board, except that each Director may sell or cash settle up to 30 percent of the value of the grant in order to pay any tax liabilities associated with the grant. Further information regarding the awards is included in “Grants to Directors of Plan Based Awards in Fiscal Year 2013”, “Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2013” and “Non-Employee Director Equity Compensation Plan.”

Gerald J. Rubin is our only Director that is also an employee of the Company.  He has not received any remuneration for his service as a member of the Board of Directors.

In fiscal year 2013, the following cash compensation was paid to our non-employee Directors:

 Directors Fees Earned or Paid in Cash for Fiscal Year 2013

	Annual	Board	Executive	Deputy	Committee	Committee
	Board	Meeting	Session	Chairman	Chair	Member
	Retainers	Fees	Fees	Fees	Fees	Fees	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)	($) (5)	($)
Gary B. Abromovitz	24,000	12,000	24,000	40,000	20,000 (6)	30,000	150,000
John B. Butterworth	24,000	12,000	24,000	-	-	24,000	84,000
Timothy F. Meeker	24,000	12,000	24,000	-	10,000 (7)	12,000	82,000
William F. Susetka	24,000	12,000	24,000	-	-	24,000	84,000
Adolpho R. Telles	24,000	12,000	24,000	-	40,000 (8)	-	100,000
Darren G. Woody	24,000	12,000	24,000	-	-	18,000	78,000

__________

(1)         All non-employee Directors receive a quarterly cash retainer of $6,000.

(2)         All non-employee Directors receive a quarterly cash fee of $3,000 for each regular meeting of the Board of Directors attended.

(3)         All independent Directors receive a quarterly cash fee of $6,000 for participation in executive sessions.

(4)         The Deputy Chairman and lead Director receives a quarterly cash fee of $10,000.

(5)         Each non-chair member of the Audit Committee receives a quarterly cash fee of $6,000, each non-chair member of the Compensation Committee receives a quarterly cash fee of $3,000 and each non-chair member of the Corporate Governance Committee receives a quarterly cash fee of $1,500.

(6)         The Compensation Committee Chairman receives a quarterly cash fee of $5,000.

(7)         The Corporate Governance Committee Chairman receives a quarterly cash fee of $2,500.

(8)         The Audit Committee Chairman receives a quarterly cash fee of $10,000.

The members of the Nominating Committee did not receive compensation for their service on that committee in fiscal year 2013. The Nominating Committee consists of Messrs. Abromovitz (Chairman), Meeker and Woody.  In addition to the amounts shown above, non-employee Board members received reimbursement for travel and lodging expenses incurred while attending Board and committee meetings and Board-related activities, such as visits to Company locations.

In fiscal year 2013, the following share-based compensation was awarded to certain independent Directors:

Grants to Directors of Plan-Based Awards in Fiscal Year 2013

		All Other
		Stock Awards:
		Number of	Grant Date
		Shares	Fair Value
		of Stock	of Stock
Name	Grant Dates	(#) (1)	($) (1)
Gary B. Abromovitz	(1)	2,500	78,856

John B. Butterworth	(1)	2,500	78,856

Timothy F. Meeker	(1)	2,500	78,856

William F. Susetka	(1)	2,500	78,856

Adolpho R. Telles	(1)	2,500	78,856

Darren G. Woody	(1)	2,500	78,856

__________

(1)         During fiscal year 2013, each independent director received grant awards based upon the fair value of 625 shares of restricted stock on March 1, June 1, September 4, and December 3, 2012 at grant date fair values of $32.88, $30.30, $32.12 and $30.87 per share, respectively. The shares vested immediately upon grant.  Under stock ownership guidelines adopted by the Board, each Director is required to hold the shares until their retirement from the Board, except that each Director may sell or cash settle up to 30 percent of the value of the grant in order to pay any tax liabilities associated with the grant.  Accordingly, for each grant awarded, 438 shares of restricted stock were issued and the value of 187 shares of stock were settled in cash to pay tax liabilities arising from the grant.  For more information see “Director Stock Ownership and Compensation Guidelines.”

The following table provides information on the outstanding equity awards at fiscal year-end 2013 for non-employee Directors:

 Outstanding Equity Awards for Non-Employee Directors at Fiscal Year-End 2013

	Option Awards			Stock Awards
	Number of
	Securities			All Other
	Underlying	Option		Stock Awards:
	Unexercised	Exercise	Option	Number of
	Options	Price	Expiration	Shares of Stock
Name	(#) Exercisable	($)/Sh	Date	(#)
Gary B. Abromovitz	4,000	33.35	6/1/14	6,502

John B. Butterworth	4,000	33.35	6/1/14	7,502

Timothy F. Meeker	4,000	28.33	3/1/15	7,852

William F. Susetka	-	-	-	5,852

Adolpho R. Telles	-	-	-	8,152

Darren G. Woody	16,000	23.13 to 28.33	9/1/14 to 6/1/15	6,852

__________

All options were issued under the Company’s 1995 Non-Employee Stock Option Plan.  Under the plan, all options were issued at a price not less than the fair market value of the Common Stock at the date of grant, vested one year from the date granted, and expire ten years after the options were granted.  Currently, all outstanding options under the plan are vested.  This stock option plan expired by its terms on June 6, 2005.  Therefore, no additional options have been granted since that date.  All stock awards have been issued under the Company’s 2008 Non-employee Directors Stock Incentive Plan.  All shares vested immediately at grant.

Director Stock Ownership and Compensation Guidelines

The Compensation Committee and the Board of Directors believe that Directors should own and hold Common Stock to further align their interests and actions with the interests of the Company’s shareholders.  Accordingly, upon recommendation of the Compensation Committee, in June 2008, the Board of Directors adopted stock ownership and compensation guidelines for the Company’s Directors.  Under these guidelines, the Directors should hold shares of the Company’s Common Stock equal in value to at least three times the annual cash retainer for Directors.  The guidelines provide that the stock ownership levels should be achieved by each Director within five years of his or her first appointment to the Board of Directors. As of February 28, 2013, each Director’s stock ownership in the Company complied with these guidelines. The Compensation Committee will review stock ownership levels on the first trading day of the calendar year based on the greater of the fair market value and the Director’s cost basis in the shares on such date.  In the event of an increase in the annual cash retainer, the Directors will have five years from the time of the increase to acquire any additional shares needed to comply with the guidelines.  To further encourage equity participation, the guidelines provide that equity awards to non-employee Directors either vest over a period of at least three years or are required to be held by the Director until his or her service with the Company ends.  However, each Director may sell or cash settle up to 30 percent of the value of the grant in order to pay any tax liabilities associated with the grant.  The Board of Directors also believe that compensation arrangements should be flexible enough to allow the Directors to receive a balanced mix of equity and cash keeping in mind the Board’s guidelines for achieving and maintaining stock ownership.  In this respect, the Board of Directors will seek to target Director average compensation at a mix of approximately 60 percent cash and 40 percent equity.

Non-Employee Director Equity Compensation Plan

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan (the “2008 Director Plan”). The purpose of the 2008 Director Plan is to (1) aid the Company in attracting, securing and retaining Directors of outstanding ability and (2) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards under the plan.  Only non-employee Directors of the Company are eligible to participate in the 2008 Director Plan.  Because Gerald J. Rubin is an employee of the Company, he is not eligible to participate in the 2008 Director Plan.

The 2008 Director Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Director Plan permits grants of restricted stock, restricted stock units and other stock-based awards to the Company’s non-employee Directors.  The vesting criteria and other terms and conditions of restricted stock, restricted stock units and other stock-based awards will be determined by the Compensation Committee.  Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or settled for cash may be utilized again with respect to awards granted under the 2008 Director Plan.  As of June 3, 2013,  60,100 shares of restricted stock have been granted under the plan and 121,632 shares of Common Stock remain available for future issue (subject to adjustment in certain circumstances). The plan will expire by its terms on August 19, 2018.

If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.  In the event of a Change of Control (as defined in the 2008 Director Plan), (1) the participants will have the right to settle from and after the date of the Change of Control any restricted stock unit held by such participant in whole or in part, notwithstanding that such restricted stock unit may not be fully vested, and (2) any and all restrictions on any participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 3, 2013, the beneficial ownership of the Common Stock of the Directors and the executive officers of the Company; the Directors and executive officers of the Company as a group; and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent *
Gerald J. Rubin	1,847,922	(1)	5.78%
One Helen of Troy Plaza
El Paso, Texas 79912

Darren G. Woody	25,728	(2)	**

Thomas J. Benson	21,782	(2)	**

Vincent D. Carson	16,843	(2)	**

Timothy F. Meeker	12,728	(2)	**

John B. Butterworth	12,483		**

Adolpho R. Telles	10,928		**

Gary B. Abromovitz	7,378		**

William F. Susetka	6,728		**

All Directors and executive officers as a group (9 Persons)	1,962,520	(2)	6.13%
FMR LLC	3,252,600	(3)	10.18%
82 Devonshire Street
Boston, Massachusetts 02109

Columbia Wanger Asset Management, LLC	2,271,000	(4)	7.10%
227 W Monroe Street Suite 3000
Chicago, Illinois 60606

Dimensional Fund Advisors LP	2,270,325	(5)	7.10%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

Wellington Management Company, LLP	2,182,898	(6)	6.83%
280 Congress Street
Boston, Massachusetts 02210

EARNEST Partners, LLC	1,770,095	(7)	5.54%
1180 Peachtree Street NE, Suite 2300
Atlanta, Georgia 30309

Vanguard Group, Inc.	1,741,539	(8)	5.45%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

__________

*         Percent ownership is calculated using a base denominator of 31,965,701 shares of the Common Stock outstanding on  June 3, 2013, adjusted in the case of Directors and executive officers, individually and as a group, for stock options exercisable within sixty days of June 3, 2013.

**  Ownership of less than one percent of the outstanding Common Stock.

(1)         Includes 276,980 shares held beneficially through a partnership in which Gerald J. Rubin and  his wife are partners.  1,237,726  shares of Common Stock held beneficially by Gerald J. Rubin have been  pledged to secure certain loans.

(2)         Includes shares subject to stock options that are exercisable within sixty days of June 3, 2013 as follows:

Options (#)
Thomas J. Benson	17,125

Vincent D. Carson	15,375

Timothy F. Meeker	4,000

Darren G. Woody	16,000

Total	52,500

(3)         Based on the Schedule 13G/A filed on February 14, 2013.  According to the filing, FMR LLC currently has sole dispositive power for 3,252,600 shares, shared dispositive power for zero shares, sole voting power for zero shares, and shared voting power for zero shares.

(4)         Based on the Schedule 13G/A filed on February 14, 2013.  According to the filing, Columbia Wanger Asset Management, LLC and Columbia Acorn Trust jointly filed the Schedule 13G/A with respect to the Common Stock beneficially owned by each of them.  According to the filing, together Columbia Wanger Asset Management, LLC and Columbia Acorn Trust have sole dispositive power for 2,271,000 shares, shared dispositive power for zero shares, sole voting power for 2,034,000 shares, and shared voting power for zero shares.

(5)         Based on the Schedule 13G/A filed on February 11, 2013.  According to the filing, Dimensional Fund Advisors LP has   sole dispositive power for 2,270,325 shares, shared dispositive power for zero shares, sole voting power for 2,240,220  shares, and shared voting power for zero shares.

(6)         Based on the Schedule 13G/A filed on February 14, 2013.  According to the filing, Wellington Management Company, LLP has sole dispositive power for zero shares, shared dispositive power for 2,182,898 shares, sole voting power for zero shares, and shared voting power for 1,513,792 shares.

(7)         Based on the Schedule 13G/A filed on February 13, 2013.  According to the filing, EARNEST Partners, LLC currently has sole dispositive power for 1,770,095 shares, shared dispositive power for zero shares, sole voting power for 636,426 shares,  and shared voting power for 269,959 shares.

(8)         Based on the Schedule 13G/A filed on February 11, 2013.  According to the filing, Vanguard Group, Inc. currently has sole dispositive power for 1,693,383 shares, shared dispositive power for 48,156 shares, sole voting power for 49,956 shares, and shared voting power for zero shares.

EXECUTIVE OFFICERS

The executive officers of the Company are Gerald J. Rubin, Thomas J. Benson and Vincent D. Carson. Mr. Rubin is also a Director of the Company and his biography is included above under “Proposal 1:  Election of Directors.”

THOMAS J. BENSON, age 56, has been Senior Vice President and Chief Financial Officer of the Company since August 2003. Mr. Benson served as Chief Financial Officer of Elamex, S.A. de C.V., a provider of manufacturing and shelter services, from June 2002 to August 2003, and as Chief Financial Officer of Franklin Connections / Azar Nut Company, a manufacturer, packager and distributor of candy and nut products, from May 1994 to June 2002. He has served as an investments director in two private investment firms and spent seven years in public accounting. He received his B.S. from St. Mary’s College and his Masters Degree of Taxation from DePaul University.

VINCENT D. CARSON, age 53, joined the Company in November 2001. He served in the capacity of Vice President, General Counsel and Secretary from November 2001 to September 2010.  Since September 2010, he has served as Senior Vice President, General Counsel and Secretary of the Company.  Prior to joining the Company, Mr. Carson had a 16 year legal career in private practice in El Paso, Texas.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis for the fiscal year ended February 28, 2013 to be included in the proxy statement for the Annual Meeting filed pursuant to Section 14(a) of the Exchange Act.  Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013.

Members of the Compensation Committee:

Gary B. Abromovitz, Chairman
Timothy F. Meeker
William F. Susetka
Darren G. Woody

This Report of the Compensation Committee is not “soliciting material,” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the following individuals are collectively referred to as the “named executive officers”:

•                  Gerald J. Rubin, Chairman of the Board of Directors, Chief Executive Officer and President;

•                  Thomas J. Benson, Senior Vice President and Chief Financial Officer; and

•                  Vincent D. Carson, Senior Vice President, General Counsel and Secretary.

We sometimes refer to Messrs. Benson and Carson as “other named executive officers”.

Executive Summary

The Compensation Committee oversees the compensation of our named executive officers and is responsible for evaluating the performance of our Chief Executive Officer in light of the goals and objectives of the Company.  Our Chief Executive Officer’s compensation is governed by an employment agreement (“Employment Agreement”) that became effective October 11, 2011, after the approval by our shareholders at the 2011 annual general meeting of certain proposed compensation plans integral to the Employment Agreement.  The Company’s other named executive officers are not party to employment agreements. As a result, the Compensation Committee, working with the Chief Executive Officer, reviews and determines their compensation on an annual basis.  At the 2012 annual general meeting, holders of approximately 93% of the shares of Common Stock who had cast votes at the meeting approved the compensation (including the Employment Agreement) of our named executive officers described in our 2012 proxy statement (“say on pay”).  There were no significant changes to our named executive officer’s compensation during fiscal year 2013 other than an increase in the base salaries of our other named executive officers as described below.

Compensation of our Chief Executive Officer

The Employment Agreement replaced a prior employment agreement with Mr. Rubin that had been entered into in 1999 (the “1999 agreement”)  and remedied certain governance and pay practices.  Among other things, the Employment Agreement set a fixed term that ends on February 28, 2015 and eliminated an evergreen provision in the 1999 agreement that renewed the term of the agreement on a daily basis for three years.  The Employment Agreement also reduces Mr. Rubin’s severance over its term under certain conditions and provides for no severance if the Employment Agreement terminates at its expiration.  Additionally, the Employment Agreement continues the performance-based focus of Mr. Rubin’s compensation with certain modifications to the performance goals and mix of compensation.  Like Mr. Rubin’s 1999 agreement,  substantially all of Mr. Rubin’s compensation has been performance-based.  The Employment Agreement changed the short-term elements and goals for our Chief Executive Officer’s incentive compensation and set new long-term performance measures with compensation payable in the form of restricted stock and restricted stock units that are earned  based on  the achievement of shareholder-approved performance goals and  are subject to time vesting.  Under SEC rules, stock awards are shown as compensation for the year in which they were granted for accounting purposes, based on their grant date fair values.  Consequently, the Summary Compensation Table reports the grant date fair value of all of the Performance RSUs and restricted stock awarded with respect to fiscal year 2013, even if they are not earned or have not yet vested and even if they were later cancelled (such as upon the executive’s termination).  Furthermore, in the Summary Compensation Table, all of the Performance RSUs are treated as being granted in fiscal year 2013 based on the probable outcome of the performance conditions regardless of whether the performance conditions are achieved.  As a result, the Summary Compensation Table does not describe the benefits actually realized by the Chief Executive Officer.  The following table presents the compensation actually realized in fiscal year 2013 by the Chief Executive Officer under the column “Total Realized Compensation”:

Total Realized Compensation	Summary Compensation Table	Realized Compensation as a % of Reported Compensation
$ 14,045,338	$ 41,639,281	33.7%

For further information regarding the compensation of the Chief Executive Officer and the financial benefits actually realized by the Chief Executive Officer, see “Executive Compensation - Summary Compensation Table.” The members of the Compensation Committee recognize that Mr. Rubin’s compensation is high relative to compensation paid to chief executives of companies of similar size.  In order to obtain Mr. Rubin’s consent to eliminate the evergreen, reduce certain severance costs and remedy certain other governance and pay practices contained in the 1999 agreement, the Compensation Committee agreed to provide Mr. Rubin the opportunity to earn under the Employment Agreement what he could have earned under the 1999 agreement so long as he achieved certain shareholder-approved performance targets.  The Compensation Committee, working with its independent compensation consultant and independent counsel, structured the Employment Agreement to provide Mr. Rubin this opportunity while establishing a fixed term to the agreement.  Establishing this term and eliminating the evergreen will allow the Compensation Committee, following the end of the Employment Agreement, to further align the Chief Executive Officer’s compensation in a manner that is responsive to shareholder interests, reflective of the marketplace, and tied to the Company’s performance.  Therefore, after the end of the Employment Agreement, the Compensation Committee intends to structure future compensation of the Chief Executive Officer within a range paid to chief executives of peer companies.  The Compensation Committee recommends a vote “For” the advisory say on pay proposal because, among other things:

•                  the magnitude of the Chief Executive Officer’s current compensation program is short-lived, ending on February 28, 2015;

•                  substantially all of the compensation of the Chief Executive Officer’s compensation and a significant portion of the other named executive officers’ compensation are tied to performance; and

•                  the Chief Executive Officer’s current compensation program was required in order to eliminate an evergreen provision and remediate certain other governance and pay practices, to reduce certain severance costs that were contained in his prior employment agreement and to eliminate all severance at the end of the Employment Agreement.

Additionally, after the end of the Employment Agreement, the Compensation Committee plans to significantly reduce the total compensation package to the Chief Executive Officer.  For further information concerning the reasons the Compensation Committee recommends a vote “For” the advisory say on pay proposal, see “Proposal 2: Advisory Approval on the Company’s Executive Compensation.”

Pay for Performance

Chief Executive Officer.

The Compensation Committee believes that performance-based compensation aligns our Chief Executive Officer’s interests with our annual corporate goals and that substantially all of his compensation should be performance-based considering the scope and level of his business responsibilities.  For fiscal year 2013 and the remaining term of the Employment Agreement, Mr. Rubin’s performance compensation was and will be based on a balanced mix of equity and cash awards. Under the Employment Agreement and related compensation programs, the Compensation Committee uses targeted, performance-based compensation goals for our Chief Executive Officer.  These targets are specific performance goals that were approved by our shareholders at the 2011 annual general meeting, which are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and avoid encouraging excessive risk-taking.  For fiscal year 2013, 98.56% of Mr. Rubin’s aggregate base and incentive compensation was tied to Company performance.

Other Named Executive Officers.

The Compensation Committee believes that a significant portion of compensation to our other named executive officers should be “at risk” based on the financial performance of the Company and the individual performance of the executive.  The Compensation Committee also believes that the performance compensation should be balanced to promote both a near- and long-term outlook.  For our other named executive officers, the Chief Executive Officer established an annual incentive target for each of Messrs. Benson and Carson, which is expressed as a percentage of the executive’s base salary paid during fiscal year 2013.  For fiscal year 2013, the target was 50% of each of the other named executive officer’s base salary.  After the end of fiscal year 2013, the annual incentive bonuses paid to these executive officers were approved by the Compensation Committee following a review of the Company’s financial results and condition and the executive officer’s individual performance for the year.  For fiscal year 2013, 42.33% and 47.10% of the aggregate base and incentive compensation of Mr. Benson and Mr. Carson, respectively, was tied to Company performance.

Fiscal Year 2013 Performance Overview

Despite a retail environment and economy in our industry that remained challenging during fiscal year 2013, we were able to meet a number of objectives aimed to further our core initiatives to grow our business and increase shareholder value, including:

•                  a return on average equity for fiscal year 2013 of 13.5%;

•                  a cumulative total shareholder return over the past five fiscal years that exceeds both the NASDAQ Market Index and the Dow Jones-U.S. Personal Products, Broad Market Cap, Yearly, and Total Return Index;

•                  record net sales revenue of $1.29 billion, an increase of 9.0 percent compared to fiscal 2012;

•                  record net income of $115.7 million, an increase of 4.8 percent compared to fiscal 2012;

•                  record operating income of $148.8 million, an increase of 6.7 percent compared to fiscal 2012;

•                  began the migration of our Healthcare / Home Environment segment onto our Global Enterprise Resource Planning (“ERP”) system, which we expect to eliminate costs associated with managing two ERP systems and improve uniformity of execution throughout our organization;

•                  continued the restructuring and integration of the of the Healthcare / Home Environment’s operations to leverage supply chain and sourcing competencies, realize economies of scale, eliminate redundancies and achieve other operational efficiencies in order to lower our overall cost of service; and

•                  began the construction of a new $38.0 million, 1.3 million square foot distribution facility in Olive Branch, Mississippi in order to consolidate the distribution operations of our U.S.-based Personal Care Appliance and Healthcare / Home Environment businesses and allow for future growth.

Overview of Compensation Practices

Oversight of Our Executive Compensation Program

The Compensation Committee oversees the compensation of our named executive officers and is composed entirely of independent Directors as defined under the listing standards of NASDAQ.  The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance in light of the goals and objectives of the Company.  It also makes compensation recommendations with respect to our other executive officers, including approval of awards for incentive compensation and equity-based plans.  The Compensation Committee and the Corporate Governance Committee also assist the Board of Directors in developing succession planning for our executive officers.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key employees and to align the long-term interests of the named executive officers with those of our shareholders.  The philosophy that the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:

•                  compensation for our executive officers should be linked to performance;

•                  a higher percentage of compensation should be performance-based as an executive officer’s range of responsibility and ability to influence the Company’s results increase;

•                  compensation should be competitive in relation to the marketplace; and

•                  outstanding achievement should be recognized.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us.

Our Pay Practices and Corporate Governance

A summary of our current pay practices includes the following:

WHAT WE DO	WHAT WE DO NOT DO

Pay for Performance – We heavily link our executive compensation program to the Company’s operating performance. We ensure that substantially all of our Chief Executive Officer’s compensation opportunity and a significant portion of our other named officer’s compensation opportunity are performance-based.  The amount of the payout to our Chief Executive Officer is contingent on the degree to which the Company achieves pre-established performance goals that the Compensation Committee has determined are aligned with the Company’s short- and long-term operating and financial objectives.

No Tax Gross-Ups and Remediation of Certain Other Governance and Pay Practices– Over the last several years, we have eliminated tax gross-ups, the right to “guaranteed” grants of equity awards and the immediate vesting of those awards, as well as added more restrictive change in control payment triggers.

Shareholder Approved Performance Goals – Each element of the incentive compensation  opportunity for our Chief Executive Officer is based on specific pre-established performance goals that were submitted to and approved by the Company’s shareholders.

No Pledging of Common Stock – Our Insider Trading Policy prohibits Board members and our named executive officers from pledging Common Stock.  None of our Directors or named executive officers have any existing pledging arrangements other than a pledge by our Chief Executive Officer made before the current policy was adopted.

Limitation of Employment Term for our Chief Executive Officer  –The Employment Agreement has been amended to eliminate the daily renewing (“evergreen”) term of the 1999 agreement and to set an ending date of the agreement at February 28, 2015.

No Use of Common Stock as Collateral for Margin Loans – Board members and our named executive officers are prohibited from using Common Stock as collateral for any margin loan.  None of our Directors or named executive officers have any existing margin loan arrangements other than in connection with a share pledge by our Chief Executive Officer made before the current policy was adopted.

Compensation Recoupment Policies – In order to discourage excessive risk-taking and misconduct on the part of the named executive officers, each of our annual cash incentive plan and our principal equity compensation plan includes a clawback provision.

No Pension Plans or Special Retirement Programs for Named Executive Officers – We do not have a pension plan, and our named executive officers do not participate in any retirement programs not generally available to our  U.S. employees.

Annual Shareholder “Say on Pay” – Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the named executive officers in our proxy statement.

No Excessive Perquisites – We provide only a limited number of perquisites and supplemental benefits to attract talented executives to the Company and to retain our current executives.

Limitations on Severance – Since fiscal year 2012, the Compensation Committee has reduced the potential payment of certain severance to our Chief Executive Officer over the term of the Employment Agreement with no severance at the end of the term.  We have no severance plans or arrangements in place for our other named executive officers.

No Hedging – Board members and our named executive officers are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Company’s Common Stock, which would eliminate or limit the risks and rewards of the Common Stock ownership.

WHAT WE DO	WHAT WE DO NOT DO

Limitation on Employment Contracts –All of our named executive officers other than our Chief Executive Officer are employed on an at-will basis.  Each named executive officer has post-termination and non-competition obligations with the Company pursuant to which each named executive officer has agreed that he will not participate in a business that competes with us.

No Speculative Trading – Board members and our named executive officers are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or engaging in any other transaction that reflects speculation about the Common Stock price or that might place their financial interests against the financial interests of the Company.

Mitigation of Risk – We use a combination of performance measures in determining our named executive officer’s performance-based compensation that motivate them to achieve performance that is in line with the best interests of the Company and our shareholders. By using different performance measures in our annual cash incentive program and our long-term stock incentive program, we mitigate the risk that our Chief Executive Officer would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.

No Unapproved Trading Plans – Board members and our named executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or any named executive officer may trade in our Common Stock without pre-approval.

The Role of Chief Executive Officer in Determining Executive Compensation

The Compensation Committee, working with the Chief Executive Officer, evaluates and approves all compensation regarding our other named executive officers.  Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Accordingly, the Chief Executive Officer establishes the criteria and any targets used to determine bonuses, including each other named executive officer’s individual performance and Company-based performance factors, and makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other named executive officers.  The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.  In deliberations or approvals regarding the compensation of the other named executive officers, the Compensation Committee may elect to invite the Chief Executive Officer to be present but not vote.  In any deliberations or approvals of the Compensation Committee regarding the Chief Executive Officer’s compensation, the Chief Executive Officer is not invited to be present.

Compensation Consultant and Other Advisers

The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors.  In connection with any such hiring, the Compensation Committee can determine the scope of the consultant’s assignments and their fees.  The scope of a consultant’s services may include providing the Compensation Committee with data regarding compensation trends, assisting the Compensation Committee in the preparation of market surveys or tally sheets or otherwise helping it evaluate compensation decisions.  Since fiscal year 2011, the Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant.  Pearl Meyer works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities.  During fiscal year 2013, Pearl Meyer assisted the Compensation Committee in connection with a discussion of our Chief Executive Officer’s compensation with a proxy advisory firm.  Pearl Meyer performed no other services for the Company and, to date, has not undertaken any projects on behalf of management.  The Compensation Committee has determined that Pearl Meyer has no conflicts of interest relating to its engagement by the Compensation Committee.

2012 Executive Compensation Vote

At our 2012 annual general meeting of shareholders, holders of approximately 93% of the shares of Common Stock who had cast votes at the meeting approved the compensation (including the Employment Agreement) of our named executive officers described in our 2012 proxy statement (“say on pay”).  In consideration of the results of the say on pay vote at the 2012 annual general meeting of shareholder’s, the Compensation Committee acknowledged the support received from a very high percentage of our shareholders and viewed the results as confirmation of the Company’s existing executive compensation policies and decisions. As part of our affirmative outreach effort, the Compensation Committee and the Company’s investor relations group made personal visits and phone calls to certain shareholders and their advisory services groups to discuss compensation and governance practices.  The Compensation Committee also considered this shareholder feedback it received following the 2012 annual general meeting.  As a result, since the 2012 annual general meeting, we have not significantly changed our compensation principles and objectives in response to that vote.  Consistent with the recommendation of the Board of Directors of the Company in the 2011 proxy statement, the shareholders of the Company voted to hold the non-binding advisory “say on pay” vote on an annual basis at our 2011 annual general meeting. In response to this vote, the Company determined that a non-binding advisory “say on pay” vote will be held annually.

Our Compensation Program for Our Chief Executive Officer

Mr. Rubin is a co-founder of the Company, and he served as President of the Company prior to our initial public offering in 1971.  Mr. Rubin served as President, Chief Executive Officer, and Chairman of the Board of Directors from 1971 to 1984, and from 1984 to June 2000, he served as Chief Executive Officer and Chairman of the Board of Directors.  Since June 2000, Mr. Rubin has served as Chief Executive Officer, Chairman of the Board of Directors and President of the Company.  Mr. Rubin sets the overall strategic vision for our Company, and oversees the senior management team and the Company’s growth and acquisition strategy.

Elements of the Compensation Program for Our Chief Executive Officer

The principal components of compensation for our Chief Executive Officer are:

•                  base salary;

•                  performance-based incentive bonuses;

•                  performance-based equity grants;

•                  limited perquisites and other personal benefits; and

•                  post-termination benefits, including change of control benefits.

The Compensation Committee reviews total compensation for the Chief Executive Officer annually and evaluates his performance.  Each year, the Compensation Committee also certifies that the amounts of any bonus payments under the 2011 Annual Incentive Plan (“2011 Bonus Plan”) have been accurately determined and that the performance targets approved by the shareholders, and any other material terms previously established by the Compensation Committee, were in fact satisfied.  The Compensation Committee believes that performance-based cash compensation should constitute a substantial portion of our Chief Executive Officer’s total compensation.  As a result, the Chief Executive Officer’s base salary has historically represented a very small percentage of the Chief Executive Officer’s total compensation, and it continues to do so under the Employment Agreement. Historically, Mr. Rubin’s total compensation has been primarily performance-based and tied directly to the profitability of the Company.  In addition, Mr. Rubin’s performance-based compensation consist of a mix of cash and equity to provide an appropriate balance of incentives to achieve both the short-term and long-term goals of the Company.

CEO Employment Agreement

Until October 11, 2011, the compensation of our Chief Executive Officer, Mr. Rubin, was governed by the 1999 agreement.  While the 1999 agreement largely reflected a pay for performance philosophy, many aspects of the 1999 agreement did not reflect current best practices in executive compensation.  Moreover, since 1999, the Company’s sales revenue has grown substantially.  Accordingly, in fiscal 2011, the Compensation Committee retained the services of independent counsel and an independent compensation consultant to negotiate a revised employment agreement with Mr. Rubin. Based upon the recommendation of the Compensation Committee, on September 13, 2011, Mr. Rubin and the Company entered into the Employment Agreement, which became effective October 11, 2011, after the approval by our shareholders of certain proposed compensation plans at the 2011 annual general meeting of shareholders. We presented the provisions of the Employment Agreement to our shareholders in connection with that vote, and our shareholders voted overwhelmingly in favor of the compensation of our named executive officers described in our 2011 proxy statement and those compensation programs submitted for the shareholders’ approval.  Our shareholders voted also overwhelmingly in favor of the compensation of our named executive officers (including the Employment Agreement) described in our 2012 proxy statement.

The Compensation Committee believes the terms of the Employment Agreement incorporate best governance practices designed to benefit our shareholders and further aligns the interests of shareholders and Mr. Rubin.  The following chart provides a summary of important actions taken by the Compensation Committee in connection with the Employment Agreement.  For further information concerning the Employment Agreement, see “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

COMPONENT	ACTION TAKEN
Term of agreement	Eliminated “evergreen.” The Employment Agreement ends on February 28, 2015.
Severance	Reduced certain severance costs over term of the Employment Agreement and eliminated all severance under the Employment Agreement at its ending on February 28, 2015.
Equity grants	Granted performance-based restricted stock units with graduated vesting. Obtained shareholder approval of performance goals for the restricted stock units. Eliminated guaranteed options.
Bonus plan

Implemented an annual incentive plan with pay-outs made in a mix of cash and equity.  Obtained shareholder approval of performance goals in the 2011 Bonus Plan providing a graduated percentage based on Adjusted EBITDA (as defined on the following page).

Life insurance

Transfers ownership and premium obligations from the Company to the CEO, subject to the achievement of performance conditions, over a three year period that coincides with the terms of the Employment Agreement.  Obtained shareholder approval of performance goals in the 2011 Bonus Plan relating to the transfer of the policies.

Tax gross-up	Eliminated tax gross-ups.
Other perquisites	Substantially eliminated the perquisites under the Employment Agreement, including car and driver, disability insurance and lifetime welfare benefits.
Change in control

Change in control payments and vesting for the CEO is based on a double trigger, which means that such benefits are only available after the occurrence of a “change in control” if, during his employment period, Mr. Rubin’s employment is terminated by the Company without “cause” or Mr. Rubin terminated his employment for “good reason” (as those terms are defined in the Employment Agreement).  This provision replaced a modified single trigger, which previously allowed the CEO to terminate his employment within six months after a change in control.

Base Salary of Our Chief Executive Officer

We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year.  The Employment Agreement sets Mr. Rubin’s base salary at $600,000 per year. Mr. Rubin’s salary has remained at this level since 1999, with no increases for inflation or cost of living adjustments.  The Compensation Committee has not sought to increase Mr. Rubin’s salary because it believes that the majority of our Chief Executive Officer’s compensation should be attributed to the pre-established performance goals of the Company.

Performance-Based Incentive Bonuses for Our Chief Executive Officer

The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals.  The Compensation Committee also believes that a significant portion of performance-based compensation at the Chief Executive Officer level is important to the success of the Company and to provide a form of incentive-based compensation to Mr. Rubin.  Accordingly, Mr. Rubin is entitled to receive, subject to the achievement of specific performance conditions, an annual incentive bonus and the transfer of up to three life insurance policies.  The 2011 Bonus Plan and the specific performance conditions related to the annual cash bonus and the transfer of the insurance policies were approved by the Company’s shareholders at the 2011 annual general meeting of shareholders.

Mr. Rubin is entitled to participate in the 2011 Bonus Plan for which he is entitled to receive an annual bonus during each of the fiscal years ended February 28, 2013, February 28, 2014 and February 28, 2015, based on the achievement of a graduated percentage of Adjusted EBITDA consisting of operating income (loss) before impairment charges plus depreciation and amortization charges,  in each case, as determined in accordance with GAAP plus the amount of Mr. Rubin’s annual bonus (without giving effect during the applicable year to the expense accrued  in connection with the transfer of certain life insurance policies described below or the Performance RSUs). The Compensation Committee believes it is prudent to base Mr. Rubin’s performance bonus on this metric because it is a meaningful measure of the Company’s operating results and its ability to service its financial obligations and fund growth. The Adjusted EBITDA formula is subject to adjustment in the event that the Company or any of its subsidiaries consummates an acquisition of the stock or assets of another entity or business or divests any stock or assets of the Company or its subsidiaries.  For example, in fiscal year 2012, the Compensation Committee increased each of the Adjusted EBITDA performance tiers under the 2011 Bonus Plan by $35.5 million as a result of our acquisition of PUR Water Purification Products, Inc.  The Compensation Committee believes these adjustments properly modify performance targets under the 2011 Bonus Plan to account for the impact of acquisitions and divestitures and encourage transactions that are accretive to the Company, consistent with the Company’s long-term goals.

Any such bonus that is earned and payable will be paid two-thirds in the form of cash or cash equivalents up to a maximum of $10,000,000.  To further encourage a long-term focus on sustainable performance, the remainder of the bonus will be paid in the form of restricted stock.  Any restricted stock will be granted under the 2008 Stock Incentive Plan (“2008 Stock Plan”) and will vest, with respect to Mr. Rubin’s bonus for fiscal years 2013 and 2014, on February 28, 2015, and with respect to Mr. Rubin’s bonus for fiscal year 2015, on the date the Compensation Committee certifies the performance goals are achieved, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the case of certain termination events as described below). The Compensation Committee believes this mix of cash and equity bonuses provide our Chief Executive Officer an appropriate balance of incentives to achieve both the short-term and long-term goals of the Company.  In the event there are insufficient shares of restricted stock available for issuance pursuant to the 2008 Stock Plan to satisfy amounts owing in respect of the annual bonus, the amount of the bonus which is not able to be satisfied in shares of restricted stock will be paid in the form of cash or cash equivalents.

Additionally, under the Employment Agreement and the 2011 Bonus Plan, three life insurance policies and the obligation to pay the associated premiums will be transferred to a trust established by Mr. Rubin over the term of the agreement subject to the Company meeting performance conditions based on EBITDA ROIC (as defined on the top of page 36).  The amount of the annual bonus and value of the transfer of each of the life insurance policies (based on cash surrender values) is capped under the 2011 Bonus Plan. Specifically, the value of the transfer of the Guardian Insurance Policy for fiscal year 2013 will not exceed $3,000,000, the value of the transfer of the Sun Life Insurance Policy for fiscal year 2014 will not exceed $4,000,000 and the value of the transfer of the Metropolitan Insurance Policy for fiscal year 2015 will not exceed $7,000,000, in each case, based on the cash surrender value of the applicable policy. In order to encourage a long-term focus and align the interests of the Chief Executive Officer to our shareholders, the vast majority of the value of the transfer of these policies is concentrated in the latter half of the term of the Employment Agreement.

For fiscal year 2013, Adjusted EBITDA for the Company as computed under the 2011 Bonus Plan was approximately $196 million, which resulted in a bonus payout of $15,676,135.  The bonus was paid $10 million in cash and the delivery of 159,666 shares of restricted stock.  The restricted stock will vest on February 28, 2015.  For more information regarding the 2011 Bonus Plan, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”  For fiscal year 2013, EBITDA ROIC for the Company as computed under the 2011 Bonus Plan was approximately 12.47%.  Accordingly, the Guardian Insurance Policy was transferred to a trust established by Mr. Rubin following the certification of the achievement of the performance goals by the Compensation Committee.

Equity-Based Compensation for Our Chief Executive Officer

The Compensation Committee believes that executive compensation should be linked, in part, to building long-term shareholder value. This objective is met by providing long-term incentives in the form of equity-based awards, such as performance-based restricted stock units. These grants make the performance of the Company’s Common Stock a targeted incentive. As part of this objective, pursuant to the Employment Agreement, Mr. Rubin received 700,000 restricted stock units (the “Performance RSUs”) in March 2012 that are earned over three years if certain performance goals are achieved. If earned, the Performance RSUs then vest over the remaining term of the Employment Agreement.  These performance goals are based on the achievement of a graduated percentage of the ratio of (1) tax adjusted operating income (loss) after impairment charges, plus depreciation and amortization charges (subject to certain adjustments) to (2) average invested capital. The Compensation Committee elected to base earning the Performance RSUs on this performance metric because it measures how effectively the Company is using its invested capital to generate positive returns for the Company. The Compensation Committee structured the earned Performance RSUs so that they continue to vest over time in order to provide an effective incentive for our CEO to remain with the Company and continue performance.  The Compensation Committee believes that the Performance RSUs will help better align the Chief Executive Officer’s interests with the shareholders.  Additionally, the target opportunity under the Performance RSUs is concentrated in the latter half of the term of the Employment Agreement in order to encourage a long-term focus.  For fiscal year 2013, tax adjusted operating income (loss) after impairment charges, plus depreciation and amortization charges for the Company and average invested capital for the Company, as computed under the definition in the Employment Agreement, was approximately $157 million and  $1.26 billion, respectively, resulting in an EBITDA ROIC of 12.47%.  As a result, 100,000 Performance RSUs have been earned with respect to fiscal year 2013 performance.  These earned Performance RSUs vested 33.4% on April 22, 2013, the date the Compensation Committee certified the achievement of the performance goals for fiscal year 2013, and vest 33.3% on each of February 28, 2014 and February 28, 2015.  For additional information regarding the performance conditions for the Performance RSUs, see “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Limited Perquisites and Other Personal Benefits Provided to Our Chief Executive Officer

In fiscal year 2013, the Company provided our Chief Executive Officer with limited perquisites and other personal benefits.  The Company was required to provide a number of benefits pursuant to the terms of the 1999 agreement.  The Employment Agreement eliminated substantially all of the perquisites, including an automobile and a driver, all expenses of operating, maintaining and insuring the automobile, legal assistance, financial planning and tax return preparation up to $10,000 per year, reimbursement for certain medical care for himself and his wife, and disability insurance coverage.  The Compensation Committee eliminated these perquisites because they are no longer deemed to be in the best interests of our shareholders.  Under the Employment Agreement, three life insurance policies and the obligation to pay the associated premiums will be transferred to a trust established by Mr. Rubin over the term of the agreement subject to the Company meeting certain performance goals.  One of the life insurance policies and the obligation to pay the associated premium was transferred to a trust established by Mr. Rubin following the Compensation Committee certification of the achievement of the performance goals for fiscal year 2013.  The Employment Agreement requires the Company to make all annual premium payments on each of the subject policies until the policies are transferred.   For more information, see “Executive Compensation—Employment Contract for Chairman of the Board, Chief Executive Officer and President.”  In fiscal year 2013, with approval of the Board of the Directors, Mr. Rubin was reimbursed for a total of approximately $3,893 in personal legal fees in compensation related matters.  Mr. Rubin’s personal benefits in fiscal year 2013 also include the economic benefit received for executive and survivorship life insurance policies, which totaled $67,317.

The Employment Agreement also provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under his employment agreement but does not provide for reimbursement of travel expenses incurred by his spouse or tax reimbursements, which was eliminated in 2011.  The Company also provides other benefits to Mr. Rubin, such as participation in a 401(k) plan, including matching contributions, group medical, group life, and group dental insurance, as well as vacation and paid holidays.  These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Potential Post-Termination Benefits for our Chief Executive Officer

Change in Control.  The Employment Agreement also provides Mr. Rubin with change in control benefits, but they are double triggered, meaning that they only are available if, during his employment period, Mr. Rubin’s employment is terminated by the Company without “cause” or Mr. Rubin terminated his employment for “good reason,” in each case in connection with, or within 12 months following, a “change in control” (as those terms are defined in the Employment Agreement).  The benefits under the Employment Agreement are more fully described under “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

The change in control provisions are intended to ensure that we will retain the benefit of Mr. Rubin’s services without distraction in the face of a potential change in control and that Mr. Rubin will evaluate potential transactions on an objective basis.  The change in control provisions set forth in Mr. Rubin’s employment agreement may not be modified by the Compensation Committee without obtaining Mr. Rubin’s approval.

Severance.  Under the Employment Agreement, if, during the employment period, Mr. Rubin terminates his employment for “good reason” or the Company terminates his employment without “cause,”  other than in connection with a “change in control” (as those terms are defined in the Employment Agreement), then Mr. Rubin is entitled to $20,000,000 if his employment terminates on or after February 28, 2013 but before February 28, 2014 and $15,000,000 if his employment terminates on or after February 28, 2014 but not later than February 28, 2015, payable in cash and/or shares of Common Stock at the Compensation Committee’s discretion.  In addition, the restricted stock that have been granted to Mr. Rubin in connection with his annual bonus under the 2011 Bonus Plan and, to the extent previously earned, the Performance RSUs will immediately vest. Any Performance RSUs for which the applicable performance conditions have not been achieved as of the date of termination will be forfeited.  Mr. Rubin is also entitled to receive certain benefits following a termination of his employment by reason of death or disability or a change in control and termination during the employment period.  These benefits are more fully described under “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” and “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Because the Employment Agreement does not provide for any retirement benefits for Mr. Rubin following his termination with the Company, the Compensation Committee believes the severance provisions of the Employment Agreement are a competitive compensation element in the current executive labor market. As noted above, the Employment Agreement reduces the potential severance payable to our Chief Executive Officer over the term of the Employment Agreement for the termination events described in the preceding paragraph, with no severance due to Mr. Rubin at the end of the term.  The 1999 agreement, on the other hand, included an “evergreen” term.  Under the 1999 agreement, if Mr. Rubin terminated his employment for “good reason” or the Company terminated his employment without “cause,” other than in connection with a “change in control,” then Mr. Rubin was generally provided severance for three years after termination of, among other things, monthly payments of his base salary and annual bonus payments equal to the highest annual bonus paid to him in the preceding three years.  The Compensation Committee made the change to Mr. Rubin’s severance in order to eliminate a pay practice it no longer deemed to be in the best interest of our shareholders.

The Company’s Compensation Program for Other Named Executive Officers

The Company’s other named executive officers are not party to employment agreements.  As a result, their compensation is reviewed and determined by the Compensation Committee on an annual basis.  The Compensation Committee may also review a named executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities.

Our other named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Our Chief Executive Officer annually reviews our executive compensation program (other than for himself) and makes compensation recommendations to the Compensation Committee with respect to the named executive officers, among others.  The Compensation Committee strongly considers the recommendations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are approved by the Board.

Elements of Our Compensation Program for Our Other Named Executive Officers

The principal components of compensation for our other named executive officers are:

•                  Base salary;

•                  Bonuses, including performance-based incentive bonuses;

•                  Long-term equity compensation; and

•                  Other personal benefits.

The Company has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Compensation Committee reviews the performance of the Company and the individuals and determines the appropriate level and mix of compensation elements.  We have no severance plans or arrangements in place for our other named executive officers.

Base Salary of Our Other Named Executive Officers

The Company provides our other named executive officers with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year.  In setting or increasing base salaries, the Compensation Committee strongly considers the recommendations made by our Chief Executive Officer.  In addition, the committee considers each executive’s job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our competitors.  The Compensation Committee may, in its discretion, change the base salary of other named executive officers based on that named executive officer’s performance.  Following the recommendation of the Chief Executive Officer, the Compensation Committee approved annualized increases in Messrs. Benson’s and Carson’s base salary of $90,000 and $15,000, respectively, effective on  June 1, 2012. Mr. Benson had not received an increase in base salary since June 2007.  Since the last increase in his base salary, his responsibilities have expanded with the growth of the Company.  In addition, Mr. Benson has been tasked to lead human resources and acquisition functions within the Company.  Mr. Carson had not received an increase in base salary since September 2010. The increase in Mr. Carson’s base salary reflects the added management responsibilities assigned to Mr. Carson due in large part to the acquisitions that the Company has completed over the last three fiscal years.

Annual Incentive Bonuses for Our Other Named Executive Officers

Performance-based awards are intended to align executives’ interests with our annual corporate goals.  Annual incentive bonuses take into account both individual and corporate performance, including the Company’s earnings.  While the amount of funds available for distribution as bonuses varies with Company earnings, the actual amount that may be distributed is subjectively determined each year considering recommendations made by our Chief Executive Officer and reviewed by the Compensation Committee.

For fiscal year 2013, the Chief Executive Officer established an annual incentive target for each of Messrs. Benson and Carson, which is expressed as a percentage of the executive’s base salary paid during fiscal year 2013.  For fiscal year 2013, the annual incentive target was set at 50% for Messrs. Benson and Carson.  As a result, Mr. Benson’s bonuses opportunity was up to $238,750, and Mr. Carson’s bonus opportunity was up to $143,126.  After the end of fiscal year 2013, the Chief Executive Officer reviewed the Company’s financial results and condition and the executive officers’ individual performance for fiscal year 2013.  No specific weights were applied to any factor.  The Chief Executive Officer noted that the Company performed admirably in fiscal year 2013, despite a challenging environment. This was evidenced by, among other things, record sales revenue of approximately $1.29 billion and record net income of approximately $115.7 million. In addition, Mr. Benson was given increased responsibilities during fiscal year 2013 over human resources.  Mr. Carson’s management responsibilities also increased due to the acquisitions that the Company has completed over the last three fiscal years.  As a result of this analysis and considering the individual performance of these executive officers, the annual incentive award percentage payout for Messrs. Benson and Carson was 100% of their target annual incentive opportunity.  These bonuses were reviewed and approved by the Compensation Committee.

Although incentive bonuses are primarily based on individual and corporate performance, in some circumstances the Compensation Committee may provide additional discretionary bonus awards.  The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers.  In fiscal year 2013 a holiday bonus of $2,500 was awarded to Mr. Benson and Mr. Carson.  No additional discretionary bonuses were paid to the other named executive officers for 2013.

Long-Term Equity Compensation for Our Other Named Executive Officers

At the 2008 annual general meeting of shareholders, the Company’s shareholders approved the 2008 Stock Plan, which the Company uses to grant equity awards to its named executive officers and to key employees.  Equity-based compensation and ownership give these individuals a continuing stake in the long-term success of the Company, and the delayed vesting of stock options helps to encourage retention.  The Compensation Committee and the Board of Directors believe that the executive officers and key employees of the Company should be rewarded for earnings performance that may result from their efforts and believe this should be accomplished, in part, by awarding equity compensation to these individuals, which increase their stake in the Company’s long-term success and further align their interests with those of shareholders.  For more information regarding the Company’s long-term equity compensation, see “Executive Compensation – Equity Compensation Plan Information.”

At the 2008 annual general meeting of shareholders, the Company’s shareholders also approved the 2008 Employee Stock Purchase Plan (the “2008 ESPP”). All employees that own less than five percent of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries are eligible to participate in the 2008 ESPP, including the named executive officers.  During fiscal year 2013, Thomas J. Benson, one of our named executive officers, participated in the 2008 ESPP.  Under the plan, employees are entitled to purchase shares of the Company’s Common Stock at a discount to market value.  The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less.  As of February 28, 2013, 199,541 shares remain available for issuance under the 2008 ESPP.  For an additional discussion of the material terms of the 2008 ESPP, see “Executive Compensation – Equity Compensation Plan Information - Employee Stock Purchase Plan.”

Other Benefits Provided for Our Other Named Executive Officers

We provide other benefits to the named executive officers, such as participation in a 401(k) plan, including matching contributions, group medical, group life and group dental insurance, as well as vacation and paid holidays.  These benefits are available to all our employees, including each named executive officer, and we believe they are comparable to those provided at other companies.

Equity Grant Practices

Grants of stock options are made without regard to anticipated earnings or other material announcements by the Company.  Under the 2008 Stock Plan, the exercise price of stock options granted under the plan may not be less than the closing price of our Common Stock on NASDAQ on the date of the grant.  The vesting period of options for other named executive officers has historically been over a five year period at the graduated rate per year of 10, 15, 20, 25, and 30 percent.  The Compensation Committee believes that these vesting terms encourage retention of our executive officers.  The Compensation Committee may, however, adjust the vesting of options as it deems necessary under the circumstances.  Our Compensation Committee normally determines any annual grants of stock options to other named executive officers and employees on the next business day following the filing of the Company’s annual report on Form 10-K. The Board of Directors has not adopted stock ownership guidelines for our Chief Executive Officer principally because the Chief Executive Officer is a founder of the Company and has been one of the largest beneficial owners of Common Stock since the Company’s inception.

Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock

Beginning in fiscal year 2013, our Insider Trading Policy prohibits Board members and our named executive officers from pledging Common Stock or using Common Stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:

•                                           Board members and our named executive officers are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Company’s Common Stock, which would eliminate or limit the risks and rewards of the Common Stock ownership;

•                                           Board members and our named executive officers are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or engaging in any other transaction that reflects speculation about the Common Stock price or that might place their financial interests against the financial interests of the Company;

•                                           Board members and our named executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or any named executive officer may trade in our Common Stock without pre-approval; and

•                                           Board members and our named executive officers may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.

Currently, none of our Directors or name executive officers have any pledging or margin loan arrangements in place involving Common Stock other than Mr. Rubin, our Chief Executive Officer.  Mr. Rubin pledged 1,237,726 shares of Common Stock to secure certain loans that were made before the current Insider Trading Policy was adopted.  Pursuant to the Insider Trading Policy, Mr. Rubin may not pledge any additional Common Stock to secure those or any other loans.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its principal executive officer and each of its other three most highly paid executive officers other than the Chief Financial Officer.  There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements.  Annual cash incentive compensation and stock option awards are generally forms of performance-based compensation that meet those requirements and, as such, are fully deductible.

Grants of stock options to our other named executive officers under our 2008 Stock Plan and the grant of the Performance RSUs are intended to comply with Section 162(m) for treatment as performance-based compensation.  Mr. Rubin will receive the Performance RSUs that vest on a graduated basis if certain performance conditions are achieved.  Therefore, we expect to be able to deduct compensation of our named executive officers related to compensation under each of these plans.

The incentive cash bonus payments to our Chief Executive Officer under the 2011 Bonus Plan are intended to be designed to comply with Section 162(m) for treatment as performance-based compensation.  Section 162(m) allows companies to deduct, for federal income tax purposes, certain performance-based compensation over $1,000,000.  The material terms of the pre-established performance goals for the awards under the 2011 Bonus Plan must be approved by the shareholders every five years in order for the Company to be eligible to deduct for tax purposes the incentive awards paid under those plans.  The Company’s shareholders approved the terms of the 2011 Bonus Plan at the 2011 annual general meeting.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements.  However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of our Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth the summary of compensation during fiscal years 2011 through 2013 for the Company’s Chief Executive Officer, Chief Financial Officer and one other executive officer whose total compensation exceeded $100,000 and who was serving as an executive officer at the end of the fiscal year 2013 (such persons referred to collectively, as the “named executive officers”).

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)(2)(3)	($)(4)	($)(2)(5)	($)(6)	($)

Gerald J. Rubin
Chairman, Chief Executive Officer, and President	2013	600,000	-	28,692,135	-	12,260,590	86,556	41,639,281	(1)
	2012	600,000	12,195,071	-	-	-	222,179	13,017,250
	2011	600,000	10,569,299	-	-	-	104,638	11,273,937

Thomas J. Benson
Senior Vice President and Chief Financial Officer	2013	477,499	241,250	-	109,245	-	12,901	840,895
	2012	410,000	287,000	-	99,098	-	11,174	807,272
	2011	410,000	288,769	-	-	-	11,325	710,094

Vincent D. Carson
Senior Vice President, General Counsel and Secretary	2013	286,251	145,626	-	109,245	-	11,342	552,464
	2012	275,000	160,000	-	99,098	-	11,042	545,140
	2011	262,500	239,327	-	-	-	10,425	512,252

(1)         The following table supplements the Summary Compensation Table above by presenting the actual compensation expected to be realized by the Chief Executive Officer in each fiscal year for the 2013 compensation reflected in the Summary Compensation Table. For the purposes of this table, “Realized Compensation”  includes actual earned cash compensation, actual earned and vested payouts under the Performance RSUs and the restricted stock and other compensation actually received.  The primary difference between this supplemental table and the Summary Compensation Table is the difference in timing of the recognition and realization of compensation attributed to the Performance RSU’s and the restricted stock.

Components of CEO Compensation	Realized Compensation ($)
	Fiscal 2013	Fiscal 2014	Fiscal 2015	Total
Salary	600,000	-	-	600,000
Stock Awards:
Restricted Stock (a)	-	-	5,676,135	5,676,135
Performance RSUs (b)	1,098,192	5,481,096	16,436,712	23,016,000
Non-Equity Incentive Plan Compensation:
2013 Cash Incentive Bonus	10,000,000	-	-	10,000,000
2013 Life Insurance Bonus	2,260,590	-	-	2,260,590
All Other Compensation	86,556	-	-	86,556
Total	14,045,338	5,481,096	22,112,847	41,639,281

(a)         Assumes a value of $35.55 per share, which is grant date fair value per share of the award as computed in accordance with FASB ASC Topic 718.  The restricted stock vests on February 28, 2015.  For further information regarding the restricted stock awards, see “Grants of Plan Based Awards in Fiscal Year 2013.”

(b)         Assumes a value of $32.88 per unit, which is grant date fair value per unit of the award as computed in accordance with FASB ASC Topic 718.  The values shown for Performance RSU’s assume that the associated performance goals achieved for each fiscal year will result in earning the maximum  number of units issuable for each performance period.  For a description of the vesting conditions and other terms of the Performance RSUs, refer to “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Under SEC rules, stock awards are shown as compensation for the year in which they were granted for accounting purposes, based on their grant date fair values.  Consequently, the Summary Compensation Table reports the grant date fair value of all of the Performance RSUs and restricted stock awarded with respect to fiscal year 2013, even if they are not earned or have not yet vested and even if they were later cancelled (such as upon the executive’s termination).  Furthermore, in the Summary Compensation Table, all of the Performance RSUs are treated as compensation in fiscal year 2013  based upon the probable outcome of the performance conditions, regardless of whether the performance conditions are achieved.  As a result, a significant portion of the Chief Executive Officer’s total compensation amount reported in the Summary Compensation Table relates to stock awards that have not been earned or vested and for which the value is therefore uncertain (and which may end up having no value at all).  In contrast, the supplemental table above reflects the value of the stock awards that were granted with respect to fiscal year 2013 based on the fiscal year in which the awards vest.   The Chief Executive Officer might not actually realize the value attributed to these awards, even in the supplemental table above, because the ultimate value of his vested stock awards will depend on the value of the Common Stock when they vest and the ultimate value of the vested shares will depend on the value of the Common Stock when they are sold or otherwise transferred.  As described above, the amounts reported as Realized Compensation in the supplemental table differ substantially from the amounts determined under SEC rules as reported in the Total column of the above Summary Compensation Table.  Realized Compensation is not a substitute for total compensation as reflected in the above Summary Compensation Table.  The information contained in the accompanying tables should be read in conjunction with the Compensation Discussion and Analysis, the Summary Compensation Table above, the additional footnotes to the Summary Compensation Table below and the tables and narrative descriptions which follow.

(2)         Mr. Rubin’s fiscal year 2013 bonus, stock awards and non-equity incentive plan compensation were calculated and awarded pursuant to the terms of  the Employment Agreement, 2011 Bonus Plan and the 2008 Stock Plan.  Mr. Rubin’s fiscal year 2012 and 2011 bonuses were calculated and awarded pursuant to the 1997 Cash Bonus Performance Plan.  Mr Rubin’s fiscal year 2013 bonus included the following components:

Bonus Component	Amount ($)
Cash Bonus	10,000,000
Restricted Stock Awards	5,676,135
Total	15,676,135

Under the 2011 Bonus Plan, $10,000,000 of Mr. Rubin’s bonus was paid in cash, which is reflected in the “Non-Equity Incentive Plan Compensation” column.  The remainder of the bonus was earned in the form of 159,666 shares of restricted stock, which is reflected in the “Stock Awards” column.  The restricted stock had a grant date fair value of $35.55 per share, for a total of $23,016,000, and vests on February 28, 2015. The cash bonus and restricted stock were awarded on April 22, 2013, the date the Compensation Committee of the Company’s Board of Directors certified that the related performance goals had been achieved.  The aggregate grant date fair value of the restricted stock was computed in accordance with FASB ASC Topic 718.  For further information regarding the restricted stock awards, see “Grants of Plan Based Awards in Fiscal Year 2013.”

(3)         Pursuant to the Employment Agreement, Mr. Rubin received a grant of 700,000 Performance RSU’s on March 1, 2012, which are subject to certain performance and vesting conditions. The above amount reflects grant date fair value of $32.88 per unit computed in accordance with FASB ASC Topic 718.  Each unit is settled for one share of Common Stock.  Because the Performance RSUs are subject to performance conditions, the above amount represents the value at the grant date based upon the highest level of performance conditions that could be achieved, which is also the probable outcome of the performance conditions.  This amount is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  For a description of the terms of the Performance RSU’s, refer to “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

(4)         These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Further information regarding the awards is included in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2013,” “Outstanding Equity Awards at Fiscal Year-End 2013” and “Equity Compensation Plan Information.”  Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (15) to the Company’s audited financial statements for the fiscal year ended February 28, 2013, included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on April 29, 2013.

(5)         Includes a $2,260,590 life insurance bonus.  Pursuant to the Employment Agreement, a split-dollar life insurance policy with an estimated cash surrender value of $2,260,590 was transferred to Mr. Rubin  following the date the Compensation Committee certification that the related performance goals had been achieved.  Further information regarding this incentive  compensation is included under “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

(6)     This column reports all other compensation for the covered fiscal year that the Company could not properly report in any other column of the Summary Compensation Table.  Details regarding the amounts in this column for fiscal year 2013 are provided in the table entitled “All Other Compensation for Fiscal Year 2013” set forth on the following page.

For fiscal year 2013, the following compensation was paid to our named executive officers, which comprises “All Other Compensation”:

All Other Compensation for Fiscal Year 2013

				Life
		Group Life	Legal	Insurance
	401(k) Plan	Insurance	Fees	Benefit	Total
Name	($)	($)	($)(1)	($)(2)	($)
Gerald J. Rubin	10,000	5,346	3,893	67,317	86,556
Thomas J. Benson	10,579	2,322	-	-	12,901
Vincent D. Carson	10,100	1,242	-	-	11,342

_________

(1)         Represents the reimbursement of Mr. Rubin’s legal fees incurred in connection with certain compensation related matters.

(2)         Includes amounts attributable to the economic benefit received for executive and survivorship life insurance policies.  The economic benefit of such policies totaled $67,317 in fiscal year 2013.  In fiscal year 2013, the Board of Directors directed that premium payments in the total amount of $296,528 be made towards the next year’s premiums.

For fiscal year 2013, the following plan-based compensation was awarded to the named executive officers:

Grants of Plan-Based Awards in Fiscal Year 2013

								All Other	All Other
		Estimated			Estimated			Stock	Option
		Future Payouts Under			Future Payouts Under			Awards;	Awards;	Exercise	Grant Date
		Non-Equity Incentive			Equity Incentive			Number of	Number of	or Base	Fair Value
		Plan Awards			Plan Awards			Shares of	Securities	Price of	of Stock
								Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum				or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	Threshold	Target	Maximum	(#)	(#)	($/Sh)	($)

Gerald J. Rubin	3/1/2012 (1)		2,260,590	3,000,000
	3/1/2012 (1)		2,900,000	4,000,000
	3/1/2012 (1)		6,120,000	7,000,000
	3/1/2012 (2)	473,333	8,474,000	10,000,000	$ 236,667	$ 4,237,000	$15,000,000				5,676,135
	3/1/2012 (3)				175,000	700,000	700,000				23,016,000
					(units)	(units)	(units)
Thomas J. Benson	5/1/2012 (4)								7,500	34.72	109,245
Vincent D. Carson	5/1/2012 (4)								7,500	34.72	109,245

__________

(1)   Under the Employment Agreement and the 2011 Bonus Plan, three life insurance policies and the obligation to pay the associated premiums will be transferred to Mr. Rubin over the term of the agreement subject to the Company meeting certain performance conditions based on EBITDA ROIC (as defined below).  The amounts in the target column represent the estimated cash surrender values of the policies that would be transferred if the performance goals were achieved based on EBITDA ROIC for fiscal year 2012.  The estimated cash surrender values assumed historical levels of split-dollar life insurance cash value accumulation.  The amounts in the maximum column represent the maximum cash surrender value of the policies that may be transferred under the 2011 Bonus Plan.

(2)   Under the Employment Agreement and the 2011 Bonus Plan, Mr. Rubin is eligible to receive an annual bonus for fiscal year 2013, subject to the Company meeting certain performance conditions based on Adjusted EBITDA (as defined on page 23). The annual bonus is payable two-thirds in the form of cash or cash equivalents, up to a maximum of $10,000,000, and the remainder in the form of restricted stock up to a maximum of $15,000,000. The number of shares of restricted stock that are awarded were based upon the amount of the bonus divided by the fair market value per share of the Company’s Stock on April 22, 2013, the date the Compensation Committee certified the achievement of the performance goals for fiscal year 2013.  The amounts in the threshold columns assume the Company achieves the minimum threshold performance metrics for fiscal year 2013.  Because a target amount is not determinable, the amounts in the target columns represent the amount of cash and restricted shares that would be paid or delivered if the performance goals were achieved based on Adjusted EBITDA for fiscal year 2012. The amounts in the maximum columns represent the maximum amount of cash and restricted stock that may be paid or delivered under the 2011 Bonus Plan for fiscal year 2013. The grant date fair value for the restricted stock component represents the aggregate fair value of $35.55 per share on 159,666 shares awarded for fiscal year 2013, computed in accordance with FASB ASC Topic 718. For additional information regarding the performance conditions related to the annual bonus and the vesting of the restricted stock, see “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

(3)   Pursuant to the Employment Agreement, on March 1, 2012, Mr. Rubin received a grant of 700,000 Performance RSUs under the 2008 Stock Plan, which may be earned in tranches based on the Company’s achievement of specified EBITDA ROIC goals for fiscal years 2013, 2014 and 2015.  Any earned Performance RSUs are subject to additional time-based vesting requirements. The reported threshold amount of Performance RSUs assumes the Company achieves the minimum threshold performance metrics in each of the three performance years. In the event the Company achieves a minimum performance metric with respect to each of the fiscal years 2013, 2014 or 2015, Mr. Rubin would earn Performance RSUs of 25,000, 50,000 or 100,000 units, respectively. Each unit is settled for one share of Common Stock.  The grant date fair value for the Performance RSUs represents the aggregate grant date fair value of $32.88 per unit computed in accordance with FASB ASC Topic 718.  Because the Performance RSUs are subject to performance conditions, the above amount represents the value at the grant date based upon the highest level of performance conditions that could be achieved, which is also expected to be the probable outcome of the performance conditions. For additional information regarding the vesting of and the performance conditions related to the Performance RSUs, see “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

(4)   Mr. Benson’s and Mr. Carson’s options were granted under the 2008 Stock Plan with original vesting terms over a five    year period at the graduated rate per year of 10, 15, 20, 25, and 30 percent. The amount shown in this column is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, as required under SEC rules. Assumptions used in the calculation of the grant date fair value of these options are discussed in Note (15) to the Company’s audited financial statements for the fiscal year ended February 28, 2013, which are included in the Company’s Annual Report on Form 10-K for the year then ended, filed with the SEC on April 29, 2013.

The following table sets forth certain information with respect to outstanding equity awards at February 28, 2013 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards				Share Awards
								Equity Incentive
								Plan Awards:
	Number of	Number of			Number of	Market Value	Equity Incentive	Market or Payout
	Securities	Securities			Shares or	of Shares or	Plan Awards:	Value of
	Underlying	Underlying			Units of	Units of	Number of	Unearned Shares,
	Unexercised	Unexercised	Option		Stock That	Stock That	Units or Other	Units or Other
	Options	Options	Exercise	Option	Have Not	Have Not	Rights That Have	Rights That Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexerciseable	($)	Date (1)	(#)	($)	(#)	($)
Gerald J. Rubin (2)	-	-	-	-	159,666	5,920,415	-	-
	-	-	-	-	66,600	2,469,528	600,000	22,248,000
Thomas J. Benson (3)	7,500	-	26.14	5/15/17	-	-	-	-
	3,500	1,500	22.46	8/19/18	-	-	-	-
	2,250	2,750	18.80	5/15/19	-	-	-	-
	750	6,750	32.90	5/17/21	-	-	-	-
	-	7,500	34.72	5/1/22	-	-	-	-
Vincent D. Carson (4)	5,000	-	23.38	12/1/13	-	-	-	-
	4,000	-	18.00	11/25/15	-	-	-	-
	5,250	2,250	22.46	8/19/18
	2,250	2,750	18.80	5/15/19	-	-	-	-
	750	6,750	32.90	5/17/21	-	-	-	-
	-	7,500	34.72	5/1/22	-	-	-	-

__________

(1)   All options listed in this table have an expiration date ten years from the date of grant.

(2)   Includes 159,666 shares of restricted stock that were earned as part of Mr. Rubin’s 2013 bonus that will vest on February 28, 2015.  The number of restricted stock units that have not been earned or vested includes 66,600 Performance RSU’s that have been earned and will vest 50 percent at the end of each of fiscal years 2014 and 2015 and 600,000 Performance RSUs that have not been earned.  The 600,0000 Performance RSUs will be earned if certain performance goals are achieved.  Up to 200,000 Performance RSUs may be earned based on the achievement of fiscal year 2014 performance goals.  Performance RSUs, if any, that are earned with respect to fiscal year 2014 performance are subject to additional time-based vesting conditions, with 66.7% vesting upon the Compensation Committee certification of the attainment of the performance goal for fiscal year 2014 and 33.3% vesting on February 28, 2015.  The remaining Performance RSUs will be earned and will vest, if any, upon the Compensation Committee certification of the attainment of the performance goals after the end of fiscal year 2015.  Market or payout values shown for restricted stock and Performance RSUs are based upon the closing market price of the Company’s stock at February 28, 2013 of $37.08 per share.

(3)  Mr. Benson’s options were granted with five equal annual vesting periods commencing on the first anniversary of each grant date at graduated rates per year of 10, 15, 20, 25, and 30 percent.

(4)   Mr. Carson’s options were granted with five equal annual vesting periods commencing on the first anniversary of each grant date at graduated rates per year of 10, 15, 20, 25, and 30 percent.

The following table provides information on all exercises of stock options by our named executive officers during fiscal year 2013:

Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas J. Benson	4,175	68,837
Vincent D. Carson	5,000	104,225

EMPLOYMENT CONTRACT FOR CHAIRMAN OF THE BOARD,

CHIEF EXECUTIVE OFFICER AND PRESIDENT

Mr. Rubin and the Company entered into the Employment Agreement in September 2011, which became effective on October 11, 2011, the date of the approval of the 2011 Bonus Plan and the amendments to the 2008 Stock Plan by our shareholders at the 2011 annual general meeting.  Pursuant to the Employment Agreement, Mr. Rubin serves as the Chairman of the Board and the Company’s Chief Executive Officer and President for a fixed term that, subject to earlier termination by either party, ends on February 28, 2015.  The Employment Agreement does not automatically renew at the end of the term.

Annual Bonus

The Employment Agreement provides that Mr. Rubin is eligible to receive an annual base salary of $600,000 and receive an annual bonus payable as a mix of cash or cash equivalents and restricted stock pursuant to the 2011 Bonus Plan.  Under the 2011 Bonus Plan, Mr. Rubin’s bonus is based on the Company’s achievement of Adjusted EBITDA.  “Adjusted EBITDA” is defined as operating income (loss) before impairment charges plus depreciation and amortization charges, in each case, of the Company and its subsidiaries, as determined in accordance with GAAP plus the amount of Mr. Rubin’s annual bonus (without giving effect during the applicable year to  the expense accrued  in connection with the transfer of Insurance Policies or the Performance RSUs, as defined below).  The Adjusted EBITDA formula is subject to adjustment in the event that the Company or any of its subsidiaries consummates (1) an acquisition of the stock or the operating, income or revenue producing assets of any entity whether through a merger, consolidation, combination, asset purchase or similar transaction or (2) a divestiture of the stock or the operating, income or revenue producing assets of the Company or any subsidiary or other entity consolidated or combined with or included in the financial statements of the Company and its subsidiaries whether through a merger, consolidation, combination, asset sale, spin-off, or similar transaction.

For each of fiscal years 2013, 2014 and 2015, Mr. Rubin’s bonus will be calculated by multiplying the applicable percentage by Adjusted EBITDA, as set forth in the table below, subject to a maximum bonus of $25,000,000:

Performance Conditions for the Annual Bonus

Original Performance Tier			Adjusted Performance Tier (1)
Greater Than	Less Than or Equal to	Performance Tier Adjustment (1)	Greater Than	Less Than or Equal to	Amount of Bonus Payable as a % of Adjusted EBITDA
($ in Millions)	($ in Millions)	($ in Millions)	($ in Millions)	($ in Millions)
------	$-	$35.5	------	$35.5	0.0%
$-	$50.0	$35.5	$35.5	$85.5	2.0%
$50.0	$75.0	$35.5	$85.5	$110.5	3.5%
$75.0	$100.0	$35.5	$110.5	$135.5	5.0%
$100.0	$125.0	$35.5	$135.5	$160.5	6.0%
$125.0	$150.0	$35.5	$160.5	$185.5	7.0%
$150.0	$175.0	$35.5	$185.5	$210.5	8.0%
$175.0	------	$35.5	$210.5	------	8.5%

______________

(1)   Under the terms of the Employment Agreement, performance tiers are subject to adjustment for acquisitions and divestitures.  On December 30, 2011, the Company acquired the PUR water filtration business from Procter & Gamble Company and certain of its affiliates.  Under the terms of the 2011 Bonus Plan, as a result of the acquisition, the performance tiers are adjusted for either (1) the pro rata historical Adjusted EBITDA reported by the acquired business in the four fiscal quarters immediately preceding the acquisition date or (2) if the Compensation Committee determines that the modification of the performance tiers would not be practicable or appropriate to fairly reflect the impact of the acquisition, then the forecasted impact of the acquisition to Adjusted EBITDA.  The adjusted performance tiers reflected in the table above reflect the Adjusted EBITDA, after giving effect to the $35.5 million adjustment required under the 2011 Bonus Plan for the PUR water filtration business acquisition.  In determining the adjustment, the Compensation Committee determined to use the forecasted impact of the PUR water filtration business acquisition based on the fiscal year 2013 annual operating plan for the acquisition.

Mr. Rubin’s annual bonus under the 2011 Bonus Plan is payable two-thirds in the form of cash or cash equivalents, up to a maximum of $10,000,000, and the remainder in the form of restricted stock up to a maximum of $15,000,000 (subject to availability of shares under the 2008 Stock Plan).  The shares of restricted stock will vest, with respect to Mr. Rubin’s bonus for fiscal years 2013 and 2014, on February 28, 2015, and with respect to Mr. Rubin’s bonus for fiscal year 2015, upon the Compensation Committee certification of the attainment of the Adjusted EBITDA goal for fiscal year 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).  For fiscal year 2013, Mr. Rubin received an annual bonus pursuant to the 2011 Bonus Plan of $15,676,135,  of which $10,000,000 was paid in cash and the remainder in the form of 159,666 shares of restricted stock.  The restricted stock will vest on February 28, 2015.

Performance RSUs

Pursuant to the Employment Agreement, in March 2012 Mr. Rubin received a grant of 700,000 restricted stock units (the “Performance RSUs”) under the 2008 Stock Plan, which may be earned in tranches based on the Company’s achievement of specified EBITDA ROIC (as defined below) goals for fiscal years 2013, 2014 and 2015.  Any earned Performance RSUs are subject to additional time-based vesting requirements, as follows:

•                  Tranche 1 Performance RSUs.  Up to 100,000 Performance RSUs may be earned based on the Company’s achievement of EBITDA ROIC goals for fiscal year 2013, as set forth below.  Earned Tranche 1 Performance RSUs, if any, are subject to additional time-based vesting conditions, with 33.4% vesting upon the Compensation Committee certification of the attainment of the EBITDA ROIC goal for fiscal year 2013, 33.3% vesting on February 28, 2014 and 33.3% vesting on February 28, 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

•                  Tranche 2 Performance RSUs.  Up to 200,000 Performance RSUs may be earned based on the Company’s achievement of EBITDA ROIC goals for fiscal year 2014, as set forth below.  Earned Tranche 2 Performance RSUs, if any, are subject to additional time-based vesting conditions, with 66.7% vesting upon the Compensation Committee certification of the attainment of the EBITDA ROIC goal for fiscal year 2014 and 33.3% vesting on February 28, 2015, in each case subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

•                  Tranche 3 Performance RSUs.  Up to 700,000 Performance RSUs (less the number of Tranche 1 Performance RSUs and Tranche 2 Performance RSUs previously earned, if any) may be earned based on the Company’s achievement of EBITDA ROIC goals for fiscal year 2015, as set forth below.  Earned Tranche 3 Performance RSUs, if any, vest in full upon the Compensation Committee certification of the attainment of either the EBITDA ROIC goal for fiscal year 2015 or the three-year average EBITDA ROIC goal for fiscal years 2013 to 2015, subject to Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below).

Performance Conditions for the Performance RSUs

Tranche 1			Tranche 2			Tranche 3
If FYE 2/13 EBITDA ROIC is:		Units Earned	If FYE 2/14 EBITDA ROIC is:		Units Earned	If FYE 2/15 EBITDA ROIC or 3-year average EBITDA ROIC is:		Units Earned
Greater than:	But less than:		Greater than:	But less than:		Greater than:	But less than:
	7.00%	0		7.00%	0		7.00%	0
7.00%	8.50%	25,000	7.00%	8.75%	50,000	7.00%	9.00%	175,000	Less shares previously earned
8.50%	9.50%	50,000	8.75%	10.00%	100,000	9.00%	10.50%	350,000	Less shares previously earned
9.50%	10.50%	75,000	10.00%	11.25%	150,000	10.50%	12.00%	525,000	Less shares previously earned
10.50%		100,000	11.25%		200,000	12.00%		700,000	Less shares previously earned

“EBITDA ROIC” means, a ratio of (1) operating income (loss) after impairment charges, plus depreciation and amortization charges, plus, to the extent included in income (loss) above, any impairment charges, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, but in the case of impairment charges solely to the extent such charges result from capital market and/or economic conditions creating a stock market trigger that requires testing for and recording of impairments under GAAP which cannot be attributed to any fundamental change in the underlying current or expected operating cash flows associated with the impaired assets, as reflected in the financial statements of the Company and its subsidiaries and the notes thereto (after taking into account the Company’s effective income tax rate) to (2) Average Invested Capital.  “Average Invested Capital” is defined as the sum of total assets (disregarding any impairment charges during the applicable fiscal year), minus total current liabilities, plus indebtedness for borrowed money included in total current liabilities, in each case, of the Company and its subsidiaries as determined in accordance with GAAP, calculated as the simple average during a fiscal year based on the last day of each of the trailing five fiscal quarters through the end of the applicable fiscal year, minus the impairment charges disregarded in determining total assets above.

In addition to the performance and service conditions described above, 33.3% of the earned and vested Performance RSUs, if any, will be subject to a holding period for six months following the end of Mr. Rubin’s employment term.  For fiscal year 2013, 100,000 Performance RSUs were earned.  These earned Performance RSUs vested 33.4% on April 22, 2013, the date the Compensation Committee certified the achievement of the performance goals for fiscal year 2013, and vest 33.3% on each of February 28, 2014 and February 28, 2015.

Life Insurance Bonus

The Employment Agreement provides for the transfer of certain life insurance policies on the lives of Mr. and Mrs. Rubin, subject to certain performance conditions. Effective as of July 31, 2003, the Company and John B. Butterworth, Trustee of The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust (the “Trust”) entered into a Life Insurance Agreement with respect to three insurance policies on the lives of Mr. and Mrs. Rubin as follows: (1) the Guardian Insurance Policy, (2) the Sun Life Insurance Policy and (3) the Metropolitan Insurance Policy (the “Insurance Policies”), whereby the Company owns and has paid premiums on the Insurance Policies. During the term of the Employment Agreement, contingent upon the Company’s EBITDA ROIC (as defined above) exceeding 7.0% for the applicable performance goal period and Mr. Rubin’s continued employment with the Company (other than in the event of certain termination events as described below), the Company will transfer ownership of and assign all rights under the Insurance Policies to the Trust as follows:

Performance Goal Period	Insurance Policy Transferred
Fiscal year ended February 28, 2013	Guardian Insurance Policy
Fiscal year ended February 28, 2014	Sun Life Insurance Policy
Fiscal year ended February 28, 2015	Metropolitan Insurance Policy

Pursuant to the 2011 Bonus Plan, the value of the transfer of the Guardian Insurance Policy will not exceed $3,000,000, the value of the transfer of the Sun Life Insurance Policy will not exceed $4,000,000 and the value of the transfer of the Metropolitan Insurance Policy will not exceed $7,000,000, in each case, based on the cash surrender value of the applicable policy.  During the term of the Employment Agreement, the Company will continue to pay the annual premiums on each Insurance Policy until such Insurance Policy is transferred, at which time Mr. Rubin will be responsible for paying all premiums due on such Insurance Policy.  For fiscal year 2013, the Guardian Insurance Policy was transferred to the Trust following the certification of the achievement of the performance goals by the Compensation Committee.

Limited Perquisites and Other Personal Benefits

Under the Employment Agreement, Mr. Rubin is entitled to participate in various benefit plans available to all our employees, such as a 401(k) plan (including matching contributions), group medical, group life, and group dental insurance, as well as vacation and paid holidays.  We believe these benefits are comparable to those provided at other companies.  In addition, the Employment Agreement provides that the Company must pay or reimburse Mr. Rubin for reasonable travel and other expenses incurred by him in performing his obligations under the Employment Agreement.

Severance

The Employment Agreement provides for certain payments and benefits upon Mr. Rubin’s termination of employment, as described under “Potential Payments Upon Termination or Change in Control” and as described below:

•                  Death or Disability.  Mr. Rubin (or Mr. Rubin’s estate) will be entitled to receive:  (1) all amounts earned, accrued or owing but not yet paid to him as of the date of termination, (2) the base salary otherwise payable to Mr. Rubin through the end of the month in which his death or disability occurred, (3) a pro rata bonus for the year in which his death or disability occurred, (4) immediate vesting of all options granted to him, (5) immediate vesting of and removal of all restrictions on restricted shares and restricted stock units (including all Performance RSUs) awarded to him, and (6) transferred ownership to the Trust of any Insurance Policy that has not yet been transferred.  Also, with respect to termination due to disability, Mr. Rubin will be entitled to continue to participate in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the end of the fiscal year in which his termination occurred.

•·               Termination by Mr. Rubin Other Than for Good Reason or for Cause by Company.  Mr. Rubin will be entitled to receive all amounts earned, accrued or owing but not yet paid to him as of the date of termination.  All Performance RSUs that are not yet earned and vested will be forfeited.  The owner of each Insurance Policy will have the right to continue such Insurance Policy by paying any future premiums.

•                  Termination by Mr. Rubin for Good Reason or by Company Other Than for Cause (Not in Connection With a Change in Control).  Mr. Rubin will be entitled to receive:  (1) all amounts earned, accrued or owing but not yet paid to him as of the date of termination, (2) a single lump sum payment payable within 90 days following Mr. Rubin’s termination in, at the Compensation Committee discretion, cash, common shares or a combination thereof, in an amount equal to (a) if the termination occurs on or after February 28, 2013 but before February 28, 2014, $20,000,000, or (b) if the termination occurs on or after February 28, 2014 but in no event later than February 28, 2015, $15,000,000, (3) immediate vesting of all options granted to him, and (4) immediate vesting of and removal of all restrictions on restricted shares and restricted stock units (other than the Performance RSUs for which the applicable EBITDA ROIC targets have not been achieved as of the date of termination) awarded to him.  The owner of each Insurance Policy will have the right to continue such Insurance Policy by paying any future premiums.

•                  Termination by Mr. Rubin for Good Reason or by Company Other Than for Cause (in Connection With or Within 12 Months Following a Change in Control).  Mr. Rubin will be entitled to receive the following payments and benefits, except that in no event will such payments and benefits exceed 2.99 times Mr. Rubin’s base amount, as defined in Section 280G of the Code:  (1) all amounts earned, accrued or owing but not yet paid to him as of the date of termination, (2) monthly cash payments, each in an amount equal to his monthly rate of salary, through February 28, 2015, (3) annual cash payments, payable within 90 days following the close of each of the fiscal years ending on or before February 28, 2015 (but not for more than three fiscal years), each in an amount equal to the highest annual cash bonus award made to Mr. Rubin with respect to the Company’s most recent three fiscal years ending prior to the date of termination, (4) immediate vesting of all options granted to him, (5) immediate vesting of and removal of all restrictions on restricted shares and restricted stock units (including all Performance RSUs) awarded to him, (6) transferred ownership to the Trust of any Insurance Policy that has not yet been transferred, and (7) continued participation in all employee benefits plans, programs or arrangements available to Company executives in which he was participating on the date of termination until the earlier of February 28, 2015 or the date he receives equivalent coverage and benefits under the arrangements of a new employer.

No severance is due if Mr. Rubin’s employment is terminated after the end of the Employment Agreement.  If any of these payments are payable during the six month period following Mr. Rubin’s separation from service (as defined in Section 409A of the Code) then that amount will be paid in a single lump sum payment on the earlier to occur of Mr. Rubin’s death or the first day of the seventh month following Mr. Rubin’s separation from service.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain equity compensation plan information as of February 28, 2013:

Equity Compensation Plan Information

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants, and rights (1)	warrants, and rights (2)	the first column) (3)
Equity compensation plans approved by security holders	1,564,042	$ 29.89	2,571,072

__________

(1)         Includes 700,000 shares authorized and available for issuance in connection with the settlement of any Performance RSUs earned pursuant to the 2008 Stock Plan and 864,042 stock options outstanding at the end of fiscal year 2013.  For additional information regarding the Performance RSUs, see “Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

(2)         The calculation of this price does not take into account the 700,000 shares authorized, granted and available for issuance in connection with the settlement of any Performance RSUs earned pursuant to the 2008 Stock Plan and the Employment Agreement.

(3)         Includes 199,541 shares authorized and available for issuance in connection with the 2008 ESPP, 2,244,643 shares authorized and available for issuance under the 2008 Stock Plan and 126,888 shares authorized and available for  issuance under 2008 Directors’ Plan.

As of June 3, 2013, (1) there were options to purchase 995,756 shares of Common Stock outstanding under the equity compensation plans of the Company; (2) the weighted average exercise price for such outstanding options was $31.97; (3) the weighted average remaining term for such outstanding options was 6.96 years; and (4) there were 826,266 granted but unvested full-value awards under the equity compensation plans of the Company.

1998 Stock Option and Restricted Stock Plan

The 1998 Stock Option and Restricted Stock Plan (the “1998 Plan”) was approved by the Company’s shareholders at the 1998 annual general meeting. The Compensation Committee administers the 1998 Plan. Under the 1998 Plan, the Compensation Committee could grant incentive stock options, non-qualified options and restricted stock to our named executive officers, other than our Chief Executive Officer, and to other employees. The number and the nature of equity awards granted to each eligible employee were determined on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer. The exercise price for any option granted under the 1998 Plan was at a price that the committee may determine, but could not be less than the average of the highest and lowest sale price of our Common Stock on NASDAQ on the date of the grant.

Holders of stock option awards remaining under the 1998 Plan may exercise their options at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life.  Awards granted under the plan were evidenced by either an agreement that was signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards.  Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

According to the terms of the 1998 Plan, any unvested options immediately vest upon death, disability or a change in control (as defined in the 1998 Plan) of the Company. In addition, if a participant’s employment with the Company is terminated, any exercisable options held by that employee may be exercised for a period of:

•                                  for both incentive stock options (“ISO’s”) and nonstatutory options (“NSO’s”), up to twelve months if the termination of employment was due to the employee’s death or disability;

•                                  for ISO’s, up to ninety days, where the employee is terminated without cause;

•                                  for NSO’s, up to six months, where the employee is terminated without cause; or

•                                  up to thirty days, if the termination of employment was for any other reason.

The 1998 Plan requires participants to comply with specified confidentiality and non-competition provisions. If the participant violates these provisions, then the participant may be required to forfeit his or her rights and benefits under the 1998 Plan, return to the Company any unexercised options, forfeit the rights under any awards of restricted stock and return any shares held by the participant received upon exercise of any option or the lapse of restrictions relating to restricted stock.

2008 Stock Plan

The Company’s shareholders approved the 2008 Stock Plan at the 2008 annual general meeting of shareholders and certain amendments to the 2008 Stock Plan at the 2011 annual general meeting of shareholders.   The 2008 Stock Plan is administered by the Compensation Committee of the Board of Directors. The 2008 Stock Plan permits the granting of stock options, including ISO’s and NSO’s, unrestricted shares of Common Stock, stock appreciation rights (“SAR’s”), restricted stock, restricted stock units, and other stock-based awards. Currently, the maximum number of shares reserved for issuance under the 2008 Stock Plan is 3,750,000 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 1,000,000 shares. The plan will expire by its terms on August 19, 2018. The 2008 Stock Plan provides that if the Chief Executive Officer of the Company is a member of the Board of Directors, the Board of Directors may, upon recommendation of the Compensation Committee, authorize him or her to grant awards of up to an aggregate of 350,000 shares of Common Stock to employees other than the Chief Executive Officer (subject to adjustment in certain circumstances), provided that any such grants will be subject to the terms and conditions of the Board authorization and that the Chief Executive Officer must notify the Compensation Committee of any such grants.  Currently, employees of the Company, its subsidiaries and affiliates (including Gerald J. Rubin, the Company’s Chairman of the Board, Chief Executive Officer and President) and consultants to the Company and its subsidiaries, are eligible to participate in the 2008 Stock Plan.

The 2008 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value of the Common Stock on the date the option is granted. No option granted under the 2008 Stock Plan will be exercisable more than ten years after the date of grant. If a participant’s service terminates by reason of death or disability (as defined in the 2008 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or disability, the option may be exercised within one year after the date of death or disability. If a participant’s service with the Company terminates for any reason (other than death or disability), each option then held by the participant may be exercised within ninety days after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company.

The 2008 Stock Plan also provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2008 Stock Plan. The vesting of a restricted stock award or restricted stock unit granted under the 2008 Stock Plan may be conditioned upon the completion of a specified period of employment with the Company or a subsidiary, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock units vested at the time of such termination of service. The participant’s unvested restricted stock and restricted stock units will be forfeited. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as determined by the Compensation Committee) by the Company, provided that with respect to Awards granted to Covered Employees that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code such acceleration must be done in a manner that complies with Section 162(m) of the Code.

The terms and conditions of other stock-based awards will be determined by the Compensation Committee. Other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance between the date of grant and a pre-established future date.

In the event of a Change of Control (as defined in the 2008 Stock Plan), (i) the participating employees will have the right to exercise or settle from and after the date of the Change of Control any option, SAR or restricted stock unit held by such participating employee in whole or in part, notwithstanding that such option, SAR or restricted stock unit may not be fully exercisable or vested, and (ii) any and all restrictions on any participating employee’s other stock-based award will lapse and such stock will immediately vest in the participating employee, notwithstanding that the other stock-based award was unvested.

Employee Stock Purchase Plans

At the 2008 annual general meeting, the shareholders approved the Helen of Troy Limited 2008 Employee Stock Purchase Plan (the “2008 ESPP”) and reserved 350,000 shares of Common Stock for issuance under the plan. It is the intention of the Company that the 2008 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

The purpose of the 2008 ESPP is to provide employees of the Company or its subsidiaries designated by the Board of Directors or the Committee (defined below) (“Designated Subsidiaries”) as eligible to participate in the 2008 ESPP an opportunity to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The aggregate number of shares of Common Stock that may be sold pursuant to all offerings of the Company’s Common Stock under the 2008 ESPP will not exceed 350,000 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the 2008 ESPP. The 2008 ESPP provides that eligible full-time employees of the Company or its Designated Subsidiaries may purchase shares of Common Stock with payroll deductions accumulated on behalf of such employees. Employees may authorize payroll deductions of up to 15 percent of their compensation, which is accumulated over an option period and then used to purchase Common Stock. Option periods end in February and August of each fiscal year. The purchase price is 85 percent of the closing sale price of the Common Stock on NASDAQ on either the first day or last day of each option period, whichever is less. Employees may suspend or discontinue their participation in the plan at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes certain compensation that would be paid to Mr. Rubin under the terms of  the Employment Agreement, in the event of a termination of his employment with the Company and/or change in control of the Company.  The amounts shown in the table below assume that such a termination of employment and/or change in control occurred on February 28, 2013 and thus includes amounts earned through such date and are estimates of the amounts that would be paid out to Mr. Rubin upon his termination and/or a change in control (based upon his compensation and service levels as of such date).  The actual amounts to be paid out can only be determined at the time of a change in control and/or termination of employment with the Company.  Under the terms of the Employment Agreement, in the event of Mr. Rubin’s termination in connection with a change in control, Mr. Rubin may not receive payments and benefits in excess of 2.99 times Mr. Rubin’s base amount, as defined in Section 280G of the Code.  For further information regarding the terms of the Employment Agreement, see “Executive Compensation — Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

Under the terms of the Employment Agreement, Mr. Rubin is entitled to any earned and unpaid wages and incentive compensation through the date of termination of the agreement for any reason.  Accordingly, if Mr. Rubin’s employment had been terminated at February 28, 2013, he would have been entitled to receive earned and unpaid incentive compensation of $13,499,062, of which $10,000,000 would be payable in cash, $2,260,590 would be payable in the form of a life insurance policy, and $1,238,472 would be delivered in the form of earned and vested Performance RSUs (based on a closing market value of the Common Stock on February 28, 2013 of $37.08 per share).  This amount represents the annual and long-term incentive compensation earned for fiscal year 2013, which was paid, transferred or delivered to Mr. Rubin between April and May 2013. No additional amounts would have been payable to Mr. Rubin if his employment had been terminated for “cause” (as defined in the Employment Agreement) as of February 28, 2013. In addition to Mr. Rubin’s earned incentive compensation as described above, if Mr. Rubin’s employment had been terminated as of February 28, 2013, Mr. Rubin would be entitled to receive the following:

Chief Executive Officer - Gerald J. Rubin

Triggering Event	Compensation Component		How Paid	Employment Agreement
Death or Disability (1)	•	Transfer of certain life insurance policies (2)	Immediate	7,923,617
	•	Vesting of earned and unearned Performance RSUs (3)	Immediate	24,717,528
	•	Vesting of restricted stock (4)	Immediate	5,920,415
		Total		38,561,560
Termination for Good Reason or	•	Vesting of earned Performance RSUs (3)	Immediate	2,469,528
without Cause not in connection with	•	Vesting of restricted stock (4)	Immediate	5,920,415
a Change in Control (1)	•	Severence payment (5)	Lump Sum	20,000,000
		Total		28,389,943
Termination for Good Reason or	•	Transfer of certain life insurance policies (2)	Immediate	7,923,617
without Cause in connection with a	•	Vesting of earned and unearned Performance RSUs (3)	Immediate	24,717,528
Change in Control (1)(6)	•	Vesting of restricted stock (4)	Immediate	5,920,415
	•	Annual base salary through the term of the Employment Agreement	Over Time	1,200,000
	•	Annual incentive compensation and cash bonuses, through the term of the Employment Agreement (but not for more than three years), in an amount equal to the highest annual incentive compensation and cash bonus paid in the latest three fiscal years prior to termination.	Over Time	31,352,270
	•	Continued participation in employee benefit plans in which Mr. Rubin was participating through the earlier of the term of the Employment Agreement, or the date he receives equivalent benefits under similar plans provided by a subsequent employer (7)	Over Time	61,145
		Total		71,174,975

__________

(1)  The terms “disability,” “good reason,” “cause,” and “change in control,” have the same meanings as defined in the Employment Agreement.

(2)         The Employment Agreement provides for the transfer of two remaining life insurance policies to the Trust, subject to the achievement of performance goals.  The two policies are the Sun Life Insurance Policy and the Metropolitan Insurance Policy.  These policies will be immediately transferred to the Trust if Mr. Rubin’s employment is terminated upon death,

“disability” or without “cause” or “good reason” in connection with a “change in control.”  This amount reflects the aggregate cash surrender value of those policies at February 28, 2013.

(3)         The Employment Agreement provided for the grant of 700,000 Performance RSUs in March 2012, which will be earned during the term of the agreement if certain performance goals are met.  All earned and unearned Performance RSUs will immediately become earned and vested if the Employment Agreement is terminated by reason of Mr. Rubin’s death, “disability,” or for “good reason,” or without “cause” in connection with a “change in control.”  If the agreement is terminated for “good reason”  or without “cause” not in connection with a “change of control”, the Performance RSUs (other than those Performance RSUs for which the applicable performance goals have not been achieved as of the date of termination) will vest.  As of February 28, 2013, 66,600 unvested Performance RSUs were earned.  These amounts reflect the closing market value of the Common Stock on February 28, 2013 of $37.08 per share.

(4)   Represents restricted stock shares granted under the Employment Agreement and the 2011 Bonus Plan, which were earned based on the achievement of specified performance targets for fiscal year 2013, but remain subject to time-vesting   The restricted stock will immediately vest if the Employment Agreement is terminated by reason of Mr. Rubin’s death, “disability,” or for “good reason,” or without “cause,” whether or not in connection with a “change in control.”  These amounts reflect the closing market value of the Common Stock on February 28, 2013 of $37.08 per share.

(5)         Under the terms of the Employment Agreement, Mr. Rubin is entitled to $20,000,000 if his employment terminates on or after February 28, 2013 but before February 28, 2014 and $15,000,000 if his employment terminates on or after February 28, 2014 but not later than February 28, 2015, payable in cash and/or shares of Common Stock at the Compensation Committee’s discretion.

(6)  Under the terms of the Employment Agreement, the aggregate present value of the payments and benefits provided to Mr. Rubin for termination for “good reason” or termination without “cause” in connection with a “change in control” cannot exceed 2.99 times Mr. Rubin’s “base amount” as defined in Section 280G(b)(3) of the Code, and as calculated in the Company’s reasonable judgment.

(7)         Includes (1) the current after tax economic equivalent afforded by participation in the Company’s benefits for 401(k) employer matching contributions and (2) the value of medical benefits for Mr. Rubin and his wife.  The amounts were computed as the undiscounted pre-tax value of the continuing cash outlay required by the Company, assuming the benefits would be received through the end of the term of the Employment Agreement.

Other Named Executive Officers

Except for the Employment Agreement discussed in “Executive Compensation — Employment Contract for Chairman of the Board, Chief Executive Officer and President”, the Company does not have any formal employment or severance agreements with any named executive officer.  In the event any named executive officer, other than Mr. Rubin, is terminated, the payment of any severance would be at the discretion of the Company, based upon the facts and circumstances at that time.

Stock options granted to the other named executive officers are subject to the terms of the 1998 Plan for grants issued before August 25, 2008 and the 2008 Stock Plan for grants made after August 25, 2008. Under both plans, any unvested options immediately vest upon a change of control of the Company (as defined under each plan).  In addition, if an option holder’s employment with the Company is terminated due to his death or disability, all of his options will immediately vest and will remain exercisable for one year after such termination. If an option holder’s employment is terminated voluntarily or with cause, all of his options that are exercisable as of the date of termination will remain exercisable for thirty days for the 1998 Plan and ninety days for the 2008 Stock Plan. Under the 1998 Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, if ISOs, or six months, if NSOs. Under the 2008 Stock Plan, if an option holder’s employment is terminated without cause, all of his options that are exercisable as of the date of termination will remain exercisable for ninety days, regardless of whether ISOs or NSOs.

If the Company experienced a change in control on February 28, 2013, Mr. Benson and Mr. Carson would receive benefits totaling approximately $118,115 and $129,080, respectively, by reason of the immediate vesting of their options, given that the exercise prices of certain of their unvested options are below the market price per share of the Common Stock on February 28, 2013 of $37.08.

Clawback Under the 1998 Plan, the 2008 Stock Plan and the 2011 Bonus Plan

Any participant receiving any bonus pursuant to the 2011 Bonus Plan or award pursuant to the 2008 Stock Plan will be subject to (1) Section 304 of the Sarbanes-Oxley Act of 2002 and (2) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations. The 1998 Plan and the 2008 Stock Plan also require participants to comply with specified confidentiality and non-competition provisions. If the participant violates these provisions, then the participant may be required to forfeit his or her rights and benefits under the 1998 Plan and the 2008 Stock Plan, return to the Company any unexercised options, forfeit the rights under any awards granted pursuant to the plans and return any shares held by the participant received upon exercise of any option or the lapse of restrictions relating to an award made pursuant to the plans.

COMPENSATION RISKS

The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company.  The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.

The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, the Company’s compensation programs are designed to provide the following elements: elements that reward short-term and long-term performance; for our executive officers, incentive compensation that rewards performance-based on individual and/or Company performance; incentive or equity compensation awards that vest based on performance and/or over time; and compensation with fixed and variable components, so that executive officers and key employees have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing our business strategy.

Overall, the Company does not believe that its compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the Compensation Committee noted that:

•                                          Our compensation program is designed to provide a balanced mix of base salary, annual cash incentive compensation and long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;

•                                          Our 2011 Bonus Plan provides for the adjustment of the performance targets for certain of the annual incentive bonuses to take into account acquisitions and divestitures of the Company to reduce the incentive to engage in activities that would have a short-term focus that would be inconsistent with the Company’s long-term business objectives;

•                                          Our principal equity compensation plan and our 2011 Bonus Plan include a clawback provision in the event of a financial restatement or misconduct;

•                                          The annual cash incentive opportunity (including the transfer of insurance policies) for our Chief Executive Officer contains maximum payout levels, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior;

•                                          The restricted stock units and award’s relating to the transfer of insurance policies for our Chief Executive Officer have threshold payout levels, which ensure that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved;

•                                          Our Chief Executive Officer is one of the largest beneficial owners of Common Stock; consequently, he holds a significant level of ownership of equity that encourages long-term focus on sustainable performance and further aligns his interests with those of our shareholders; and

•                                          Our insider trading policy prohibits executives from pledging Common Stock or using Common Stock as collateral for any margin loan and from engaging in transactions (such as trading in options) designed to hedge against the value of the Common Stock.

Based on the recent actions taken by the Company and considering the support received from  a high percentage of our shareholders who voted in favor of the compensation of our named executive officers described in our 2012 proxy statement (“say on pay”), the Compensation Committee concluded that the executive compensation program is consistent with our executive compensation objectives and principles. As a result, since the 2012 annual general meeting, the Compensation Committee has not significantly changed our compensation principles and objectives in response to that vote.

CERTAIN RELATIONSHIPS - RELATED PERSON TRANSACTIONS

Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee has the authority to establish, and communicate to the full board and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval.  In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all material related person transactions.

At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related person transaction, the executive officer, Director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction.  Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related person transaction requiring approval by the Audit Committee.  If the transaction is considered to be a related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.

Related Person Transactions

Byron H. Rubin, JD, CLU and Chartered Financial Consultant,  is the brother of the Company’s Chief Executive Officer and earns insurance agent’s commissions paid by certain of our insurers directly to him in connection with certain life insurance policies. During fiscal year 2013, he received commissions of approximately $15,885 from policies sold to the Company.  In addition, Mr. Rubin has a consulting agreement with the Company to provide consulting advice and other administrative services related to the Company’s employee benefit plans.  Under the agreement, Mr. Rubin receives $150,000 per year, paid in equal monthly installments; provided that the fee will be reviewed and appropriately modified if the scope of services or other circumstances change.  During fiscal year 2013, Mr. Rubin received $150,000 under this agreement.    The agreement was for a one year term ending February 28, 2013 and was renewed for an additional one-year term in March 2013.  These transactions have been reviewed, approved and ratified by the Company’s Audit Committee and approved by the Company’s Board of Directors.

Gerald J. Rubin is a beneficiary of certain split-dollar life insurance policies.  For additional information, see “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President.”

AUDIT COMMITTEE MATTERS

Composition.

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of four Directors: Adolpho R. Telles, Gary B. Abromovitz, John B. Butterworth and William F. Susetka. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Adolpho R. Telles is an “audit committee financial expert” as defined by SEC rules.

Responsibilities.

The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.

The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:

•                                    The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

•                                    The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;

•                                    The Company’s compliance with legal and regulatory requirements; and

•                                    The staffing and ongoing operation of the Company’s internal audit function.

The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.

The Audit Committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the Company’s financial results and condition, nor the independent registered public accounting firm of their responsibilities relating to the audit or review of the financial statements.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

Report of Audit Committee.

The Audit Committee hereby reports as follows:

1.      The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2013.

2.      The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed in applicable Public Company Accounting Oversight Board (“the PCAOB”) rules. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

3.      The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has held discussions regarding independence with its auditor and independent registered public accounting firm.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2013 for filing with the SEC.

Members of the Audit Committee:

Adolpho R. Telles (Chairman)
Gary B. Abromovitz
John B. Butterworth
William F. Susetka

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND OTHER FEES FOR SERVICES PROVIDED BY OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services provided by Grant Thornton LLP for the audit of the Company’s annual financial statements for fiscal years ended 2013 and 2012, and fees for other services provided by Grant Thornton LLP associated with those periods.

Type of Fee	2013	2012
Audit Fees	$1,088,000	$975,600
Audit-Related Fees	1,400	5,300
Tax Fees	8,800	4,700
All Other Fees	21,900	500
Total	$1,120,100	$986,100

Audit Fees: Consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees for professional services rendered by our independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, due diligence, accounting consultations concerning financial accounting and reporting standards, and other similar services which have not been reported as audit fees.

Tax Fees: Consist of tax compliance/preparation fees for professional services rendered by our independent registered public accounting firm to certain subsidiaries of  the Company.

All Other Fees: Consist of fees for professional services rendered by our independent registered public accounting firm to the Company for their assistance with the preparation of certain electronic statutory filings in foreign jurisdictions and with the analysis and preparation of certain US state sales tax refund claims.   The Company intends to minimize services in this category.   These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit Committee pre-approved all of the services described above that were provided in fiscal year 2013 and 2012 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act.  There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

PROPOSAL 2:  ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Helen of Troy Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for the Company’s 2013 Annual General Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to attract, motivate and retain key employees and to align the long-term interests of the named executive officers with those of our shareholders.   Additionally, the Compensation Committee believes that the compensation to our named executive officers should, in large part,  be “at risk” based on the financial performance of the Company and the individual performance of the executive.  With these objectives in mind, the Compensation Committee renegotiated our Chief Executive Officer’s employment agreement in fiscal 2012 to further align his interest with that of our shareholders and to eliminate governance and pay practices that were no longer deemed to be in the best interests of our shareholders.  See “Compensation Discussion and Analysis—Compensation of  Our Chief Executive Officer” and “Executive Compensation – Employment Contract for Chairman of the Board, Chief Executive Officer and President” for a more detailed description of the Employment Agreement.  The Compensation Committee recommends a vote “For” this Proposal 2 because, among other things:

•                  the magnitude of the Chief Executive Officer’s current compensation program is short-lived, ending on February 28, 2015;

•                  substantially all of the compensation of the Chief Executive Officer’s compensation and a significant portion of the other named executive officers’ compensation are tied to performance; and

•                  the Chief Executive Officer’s current compensation program was required in order to eliminate an evergreen provision and remedy certain other governance and pay practices, to reduce certain severance costs that were contained in his prior employment agreement and to eliminate all severance at the end of the Employment Agreement.

Additionally, after the expiration of the Employment Agreement, the Compensation Committee plans to significantly reduce the total compensation package to the chief executive.  For further information  see “Compensation Discussion and Analysis.”

We also urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 43, which provide detailed information on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3: APPOINTMENT OF AUDITOR AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS TO SET

THE AUDITOR’S REMUNERATION

Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

The Audit Committee has nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for fiscal 2014. A representative of Grant Thornton LLP, the Company’s auditor and independent registered public accounting firm for fiscal year 2013, is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so. The Grant Thornton LLP representative is also expected to be available to respond to appropriate questions.

Vote Required for Approval and Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint Grant Thornton LLP as our auditor and independent registered public accounting firm and authorize the Audit Committee to set the auditor’s remuneration as described in this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholders intending to present proposals at the 2014 annual general meeting of shareholders and desiring to have those proposals included in the Company’s proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to be received at the executive offices of the Company no later than March 13, 2014. For proposals that shareholders intend to present at the 2014 annual general meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act (including a director nomination proposal), unless the shareholder notifies the Company of such intent by May 27, 2014, any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2013, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10 percent shareholders were satisfied.

OTHER MATTERS

Except as described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters that require the vote of the shareholders, including a question of adjourning the Annual Meeting, properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion.  The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment thereof.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by writing the Company at the following address:  Helen of Troy Limited, 1 Helen of Troy Plaza, El Paso, Texas 79912, Attention: Investor Relations; or by calling the Company at the following phone number: (915) 225-8050. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the Company’s 2013 Annual Report to Shareholders are also available electronically on our hosted website.  You may view these directly at: HTTP://MATERIALS.PROXYVOTE.COM/G4388N. To access and review the materials made available electronically:

1.                Go to HTTP://MATERIALS.PROXYVOTE.COM/G4388N.

2.     Click the “2013 Annual Report” or “2013 Notice of Proxy”.

We encourage you to review all of the important information contained in the proxy materials before voting.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce the Company’s printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, you will be notified via e-mail after the annual report and the proxy statement are available on the Internet, and you can submit your proxy appointment and instructions online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1. If you are a registered holder (you hold your shares of Common Stock in your own name through our transfer agent, Computershare Investor Services, LLC, or you have stock certificates), you can elect to have next year’s communications sent to you electronically as part of this year’s on-line proxy appointment and instruction process at WWW.PROXYVOTE.COM by following the instructions that will be provided to you on screen when you submit your proxy.

2. If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), you may contact your broker or visit their website. Most brokers have made provisions for you to sign up on-line for electronic delivery of shareholder reports and mailings.

Your electronic delivery enrollment will be effective until you cancel it.

HOW TO OBTAIN OUR ANNUAL REPORT, PROXY STATEMENT

AND OTHER INFORMATION ABOUT THE COMPANY

From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company.  The following options are available:

1.            Our Investor Relations site, which can be accessed from our main Internet website located at www.hotus.com, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2013 Annual Report to Shareholders are both available at this site.

2.            You may also request a free copy of our Annual Report or proxy statement by contacting Helen of Troy Investor Relations, John Boomer, at (915) 225-8050, or via e-mail at jboomer@hotus.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 1 Helen of Troy Plaza, El Paso, Texas 79912.

YOUR VOTE IS IMPORTANT

HELEN OF TROY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes each of Gerald J. Rubin and Vincent D. Carson as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of Helen of Troy Limited (the “Company”) to be held on Tuesday, August 27, 2013, at 1:00 p.m., Mountain Daylight Time, at the Camino Real Hotel, 101 S. El Paso Street, El Paso, Texas, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters:

1.  To set the number of Director positions at seven (or such lower number as shall equal the number of nominees elected as Directors) and to elect each of the following nominees to the Board of Directors:

01 – Gary B. Abromovitz	For [ ]	Against [ ]	Abstain [ ]
02 – John B. Butterworth	For [ ]	Against [ ]	Abstain [ ]
03 – Timothy F. Meeker	For [ ]	Against [ ]	Abstain [ ]
04 – Gerald J. Rubin	For [ ]	Against [ ]	Abstain [ ]
05 – William F. Susetka	For [ ]	Against [ ]	Abstain [ ]
06 – Adolpho R. Telles	For [ ]	Against [ ]	Abstain [ ]
07 – Darren G. Woody	For [ ]	Against [ ]	Abstain [ ]

2.  Advisory vote to approve the Company’s executive compensation.

For [ ]	Against [ ]	Abstain [ ]

3.  To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm to serve for the 2014 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration.

For [ ]	Against [ ]	Abstain [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN PROPOSAL 1 AND A VOTE “FOR”  PROPOSALS 2 AND 3.  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

THIS PROXY ALSO GRANTS AUTHORITY TO VOTE SUCH SHARES AS TO ANY OTHER MATTER, WHICH MAY BE BROUGHT BEFORE THE MEETING IN THE SOLE DISCRETION OF THE HOLDERS OF THIS PROXY.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If shares are held jointly, signature should include both names. Executors, administrators, trustees, guardians, and others signing in the representative capacity, please so indicate when signing.

DATE:                                          , 2013

SIGNATURE 1:	SIGNATURE 2, IF HELD JOINTLY:

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.